EXHIBIT 10.104

LEASE AGREEMENT FOR AVENTIS NORTHERN NJ BUILDING

MEMORANDUM OF LEASE

Prepared by:

Ted Zangari, Esq.

Sills Cummis Radin Tischman Epstein & Gross, PA.

One Riverfront Plaza

Newark, New Jersey 07102

(The Above Space for Recorder’s Use Only)

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE, made as of December 22, 2000, by and between BRIDGEWATER HINES DEVELOPMENT LLC whose address is c/o Hines Interests Limited Partnership, 885 Third Avenue, Suite 2700, New York, NY 10022 (“Landlord”) and AVENTIS PHARMACEUTICALS INC., whose address is Route 202-206, Post Office Box 6800, Bridgewater, New Jersey 08807-0800 (“Tenant”).

1. Landlord has leased to Tenant pursuant to the terms and conditions of an Agreement of Lease dated as of December     , 2000 (the “Lease”) a portion (the “Premises”) of that certain office building known as Bridgewater Crossing 1, to be constructed on that certain parcel of land (the “Land”) designated as Lot 4 in Block 552 on the Tax Map of Bridgewater Township, Somerset County, New Jersey, together with all easements and appurtenances thereto, and located at 200-400 Crossing Boulevard, Bridgewater, New Jersey, as described on Exhibit A-1 attached hereto.

2. The terms and conditions of the Lease are incorporated herein as though set forth in full, whereby Tenant may have and hold the Premises together with any and all rights, benefits, privileges and easements, now or hereafter appurtenant thereto, at the rental and upon the terms and conditions therein stated, for an initial term of approximately ten (10) years (the “Initial Term”).

3. Under the terms of the Lease, the Initial Term may be extended for two (2) separate and additional periods of five (5) years each after the expiration of the Initial Term (each such additional five-year period is hereinafter referred to as a “Renewal Term”). Each Renewal Term shall be subject to all the terms and conditions of the Lease as if the Initial Term originally included such Renewal Term.

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4. This Memorandum of Lease is executed for the purpose of recordation in order to give notice of all of the terms, provisions and conditions of the Lease (including, without limitation, provisions set forth therein regarding Tenant’s right to use [and to permit Tenant’s employees, agents and contractors to use] certain common areas of the Land [such as, without limitation, the parking facilities appurtenant to the said office building] as well as certain other common areas of the Land.

5. In addition to those terms referred to hereinabove, the Lease contains numerous other terms, covenants and conditions which likewise affect not only the Premises but also the Land, and notice is hereby given that reference should be had to the Lease directly with respect to the details of such terms, covenants and conditions. The Lease and exhibits thereto are hereby incorporated by reference in this Memorandum of Lease and the parties hereby ratify and confirm the Lease as if said Lease were being re-executed by them and recorded. In the event of any conflict between the provisions of this instrument and the Lease, the provisions of the Lease shall control.

6. Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

7. This Memorandum of Lease may be executed in counterparts, each of which shall be deemed an original and all of which shall he considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Lease as of the day and year first above written.

LANDLORD:

WITNESS:	BRIDGEWATER HINES DEVELOPMENT LLC

/s/ Renee Khan	By:	/s/ Tom (Illegible)
Name:
Title:

TENANT:

ATTEST:	AVENTIS PHARMACEUTICALS INC.

By:
Name:
Title:

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IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Lease as of the day and year first above written.

LANDLORD:

WITNESS:	BRIDGEWATER HINES DEVELOPMENT LLC

By:
Name:
Title:

TENANT:

ATTEST:	AVENTIS PHARMACEUTICALS INC.

/s/ Owen K. Ball, Jr.	By:	/s/ Gerald P. Belle
Name: Gerald P. Belle
Title: President

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AGREEMENT OF LEASE

BRIDGEWATER HINES DEVELOPMENT LLC

as Landlord

- and -

AVENTIS PHARMACEUTICALS INC.

as Tenant

Premises:	BRIDGEWATER CROSSING 1
200 Crossing Boulevard
Bridgewater, New Jersey

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7.5.	Trade Fixtures	19
ARTICLE 8. LANDLORD’S SERVICES		19
8.1.	Landlord’s Services	19
8.2.	Tenant’s Access	22
8.3.	Tenant’s Security System	22
8.4.	Intentionally Omitted	22
8.5.	Building Management	22
8.6.	Designated Providers of Certain Building Services	22
8.7.	Service Providers for Tenant’s Systems	22
ARTICLE 9. ELECTRICITY		23
9.1.	Intentionally Omitted.	23
9.2.	Electrical Usage	23
9.3.	Tenant Electrical Installations	23
ARTICLE 10. INTENTIONALLY OMITTED		23
ARTICLE 11. RIGHTS RESERVED TO LANDLORD		23
11.1.	Reserved Rights	23
ARTICLE 12. COVENANT OF QUIET ENJOYMENT		24
12.1.	Quiet Enjoyment	24
ARTICLE 13. WAIVER OF SUBROGATION, INDEMNIFICATION AND INSURANCE		24
13.1.	Tenant’s Indemnity	24
13.2.	Tenant’s Insurance	24
13.3.	Landlord’s Indemnity	25
13.4.	Landlord’s Insurance	25
13.5.	Waiver of Subrogation	26
13.6.	Limitations on Indemnities	26
13.7.	Survival	27
ARTICLE 14. MUTUAL RELEASES		27
14.1.	Limitation of Liability of Landlord	27
14.2.	Limitation on Liability of Tenant	27
ARTICLE 15. CONDEMNATION		28
15.1.	Waiver of Claims	28
15.2.	Whole or Partial Condemnation	28
ARTICLE 16. DAMAGE OR DESTRUCTION		28
16.1.	Casualty	28
16.2.	Waiver of Statutory Remedies	29
16.3.	Governmental Approvals	30
ARTICLE 17. SUBORDINATION		30
17.1.	Subordination of Lease	30
17.2.	Attornment	30
17.3.	Acknowledgement by Tenant	30
17.4	Non-Disturbance Protection	30
ARTICLE 18. ASSIGNMENT AND SUBLETTING		31
18.1.	Restrictions Upon Transfer	31
18.2.	Landlord’s Consent Recapture	32
18.3.	Approval of Sublease or Assignment Requiring Consent	33
18.4	Transfers to Related/Successor Entities	34

18.5.	Continuing Liability	35
18.6.	No Waiver	35
18.7.	Intentionally Omitted	36
18.8.	Restrictions upon Rental Arrangements	36
18.9.	Intentionally Omitted	36
18.10.	Further Subletting and Assignment	36
ARTICLE 19. RULES AND REGULATIONS		36
19.1.	Rules and Regulations	36
ARTICLE 20. PERFORMANCE OF OTHER PARTY’S COVENANTS		36
20.1.	Landlord’s Right to Perform	36
20.2.	Tenant’s Right to Perform	37
ARTICLE 21. AIR AND LIGHT		37
21.1.	Air and Light Rights	37
ARTICLE 22. NOTICES		37
22.1.	Notices to Tenant	37
22.2.	Notices to Landlord	38
22.3.	Effectiveness of Notices	39
ARTICLE 23. INTENTIONALLY OMITTED		39
ARTICLE 24. EVENTS OF DEFAULT		39
24.1	Matters Constituting a Default	39
ARTICLE 25. RIGHTS OF LANDLORD UPON DEFAULT BY TENANT		40
25.1.	Landlord’s Remedies	40
25.2.	Remedies Cumulative	42
25.3.	No Waiver	42
25.4.	Payments to Landlord After Default	42
25.5.	Tenant’s Waivers	42
25.6	Mitigation of Damages	43
ARTICLE 26. ACCESS		43
26.1.	Landlord’s Entry	43
ARTICLE 27. CUSTOM AND USAGE PRESUMPTION OF CONSTRUCTION		44
27.1.	Enforcement of Lease Provisions	44
27.2.	Presumption of Construction	44
ARTICLE 28. SCOPE AND INTERPRETATION OF AGREEMENT		44
28.1.	Sole Agreement: Governing Law	44
ARTICLE 29. CAPTIONS		44
29.1.	Captions	44
ARTICLE 30. SEVERABILITY		44
30.1.	Enforcement of Remaining Provisions	44
ARTICLE 31. PARTIES, SUCCESSORS AND ASSIGNS		44
31.1.	Definition Tenant	44
31.2.	Definition of Landlord	45
31.3.	Extent of Landlord’s Liability	45
31.4.	Successors and Assigns	45
31.5	No Personal Liability	45
ARTICLE 32. PARKING PRIVILEGES		45
32.1.	Parking Allocation	45

32.2.	Designation of Visitor Parking	46
ARTICLE 33. SURRENDER OF DEMISED PREMISES		46
33.1.	Tenant’s Obligations upon Surrender	46
3.2	Holdover	46
ARTICLE 34. BROKERS		47
34.1.	Tenant’s Representation	47
34.2.	Landlord’s Representation	47
34.3.	Commissions	47
ARTICLE 35. SIGNAGE AND FIXTURES		47
35.1.	Signs	47
35.2.	Tenant’s Equipment and Fixtures	48
ARTICLE 36. FORCE MAJEURE		49
36.1.	Effect of Excusable Delay	49
ARTICLE 37. COMPLIANCE WITH ENVIRONMENTAL LAWS		49
37.1.	Tenant’s Compliance	49
37.2.	Obligations under ISRA	49
37.3.	No Hazardous Substances	49
37.4.	Indemnity for Environmental Matters	50
37.5	Existing Environmental Conditions	50
ARTICLE 38. ESTOPPEL CERTIFICATES		50
38.1.	Delivery of Estoppel Certificates to Tenant	50
38.2.	Delivery of Estoppel Certificates by Landlord	50
ARTICLE 39. WAIVER OF JURY TRIAL		51
39.1.	Waiver by Landlord and Tenant	51
ARTICLE 40. TENANT’S ACCESS RIGHTS		51
40.1	Roof Rights	51
40.2	Conduit Rights	51
40.3	Loading Dock Rights	51
ARTICLE 41. SUBMISSION TO TENANT; LEASE COUNTERPARTS		52
41.1.	Non-Binding Nature	52
41.2.	Tenant’s Option to Renew	52
ARTICLE 42. RENEWAL OPTION		52
42.1.	Tenant’s Option to Review	52
ARTICLE 43. SALE OF BUILDING		53
43.1.	Sale of Building	53
ARTICLE 44. LEASE GUARANTY		54
44.1.	Lease Guaranty	54
ARTICLE 45. ARBITRATION		54

AGREEMENT OF LEASE

THIS LEASE, made this 22nd day of December, 2000, by and between BRIDGEWATER HINES DEVELOPMENT LLC whose address is c/o Hines Interests Limited Partnership, 885 Third Avenue, Suite 2700, New York, New York 10022 (“Landlord”) and AVENTIS PHARMACEUTICALS INC., whose address is Route 202-206, Post Office Box 6800, Bridgewater, New Jersey 08807-0800 (“Tenant”).

ARTICLE 1. DEFINITIONS

For all purposes of this Lease and all agreements supplemental thereto or modifying this Lease, the following terms shall have the meanings herein specified:

“Additional Rent” shall mean all amounts payable by Tenant under this Lease, other than the payment of Net Base Rent, including without limitation, the Recurring Additional Rent Items set forth in Section 5.2 of this Lease.

“Adjacent Building” shall mean the office building known as Bridgewater Crossing II, to be constructed on the Land (other than the Property) at 400 Crossing Boulevard, Bridgewater, New Jersey.

“Affiliate” shall mean with respect to any person or entity any other person or entity that controls, is controlled by or under common control with the first such person or entity (with “control” meaning the ownership of more than fifty percent (50%) of the voting securities or equity interests of an entity or the power to otherwise direct an entity’s business affairs).

“Brokers” shall mean Landlord’s Broker and Tenant’s Broker.

“Building” shall mean the office building known as Bridgewater Crossing I to be constructed on the Land at 200 Crossing Boulevard, Bridgewater, New Jersey.

“Building Holidays” shall mean New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day, as each of said holidays are celebrated in the State of New Jersey. In addition to the above denominated days, holidays shall also include days prior or subsequent to the enumerated holidays such as the Friday after Thanksgiving; Friday, when Christmas falls on a Thursday; etc. In addition, if any holiday falls on a weekend and is celebrated by the State of New Jersey or Federal Government on a weekday, such weekday shall also be deemed a holiday hereunder.

“Business Hours” shall mean 7:00 am. to 6:00 p.m. on Mondays through Fridays and 9:00 am to 1:00 p.m. on Saturdays, excluding Building Holidays.

“Commencement Date” shall mean the earlier of (i) Substantial Completion of the Demised Premises or (ii) such earlier date as Tenant takes possession or commences use of the Demised Premises for any purpose, other than Tenant’s Early Access, as set forth in Section 6.3 hereof.

“Common Area” or “Common Areas” shall mean the Interior Common Areas and the Exterior Common Areas.

“Complex” shall mean the Land, Common Areas and improvements thereon on which has been approved the development of a two (2) building office complex. In the event Landlord subdivides the Land following the execution of this Lease, then, at Landlord’s option, “Complex” shall have the same meaning as “Property.”

“Default” shall have the meaning given such term in Section 24.1 of this Lease.

“Default Rate” shall have the meaning given such term in Section 25.4 of this Lease.

“Demised Premises” shall mean all of the rentable area of the Building, which the Landlord and Tenant have agreed shall consist of approximately 297,379 rentable square feet of office space as shown on the floor plans of the Building annexed hereto as Exhibit “A” and made a part hereof, subject, however, to a confirmatory adjustment of such rentable square footage as provided in Section 2.2 below.

“Designated Provider” shall have the meaning given such term in Section 8.6 of this Lease.

“Excusable Delay” shall mean a delay actually caused by governmental action or lack thereof, shortages or unavailability of materials and/or supplies, labor disputes, strikes, slowdowns, job actions, picketing, secondary boycotts, fire or other casualty, delays in transportation, acts of God, requests of any governmental agencies or authorities, acts of declared or undeclared war, public disorder, riot or civil commotion, or by anything else beyond the reasonable control of Landlord (when applied to an obligation of Landlord) or of Tenant (when applied to an obligation of Tenant); provided, however, in order for a party to claim an Excusable Delay delayed the timely fulfillment of such party’s obligations hereunder, such party must provide notice to the other party within five (5) business days after discovering the Excusable Delay, which notice shall specify the delay and the anticipated impact on the fulfillment of such party’s obligations.

“Exterior Common Area” or Exterior Common Areas” shall mean all areas, structures, parking areas, access driveways, roadways, sidewalks, plazas, landscaped areas, traffic lights, storm drainage facilities, sanitary sewer, domestic and fire water systems, fire protection installations, electric power and telephone cables and lines and other utility connections, facilities and other improvements (above and below ground) including, without limitation, the helipad to be constructed by Landlord, which now exist or hereafter are constructed on the Complex for use in common by Landlord, Tenant and other tenants located in the Complex.

“Hazardous Substances” shall mean any “hazardous chemical,” “hazardous substance,” waste or similar term as defined, listed, regulated, classified or identified in the Comprehensive Environmental Responsibility Compensation and Liability Act, as amended (42 U.S.C. 9601, et seq.), the New Jersey Industrial Site Recovery Act, as amended (N.J.S.A. l3:lK-6 et seq.), the New Jersey Spill Compensation and Control Act, as amended (N.J.S.A. 58:l0-23.11b, et seq.), any rules or regulations promulgated thereunder, or in any other present or future applicable Federal, State or local law, rule, regulation or ordinance dealing with the protection of human health and safety or the environment. “Hazardous Substances” shall include, without limitation, petroleum and petroleum-based products and waste or any mixture thereof.

“Interior Common Area” or “Interior Common Areas” shall mean those areas of the Building devoted to corridors, elevator foyers, rest rooms, mechanical rooms, janitorial closets, electrical and telephone closets, vending areas, and lobby areas (whether at ground level or otherwise), the property management office (consisting of not more than one thousand (l,000) rentable square feet), and other similar facilities provided for the common use or benefit of tenants generally and/or the public.

“Land” shall mean the parcel of land designated as Lot 4 in Block 552 on the Tax Map of Bridgewater Township, Somerset County, New Jersey, together with all easements and appurtenances thereto, and located at 200-400 Crossing Boulevard, Bridgewater, New Jersey, as described on Exhibit A-1 attached hereto. In the event Landlord subdivides the Land following the execution of this Lease, then, at Landlord’s option, “Land” shall mean only the subdivided portion thereof on which the Building is located. Any such subdivision of the Land shall be substantially as depicted on Exhibit A-2 attached hereto.

“Landlord’s Broker” shall mean Insignia/ESG.

“Landlord’s Base Building Work” shall have the meaning given such term in the Work Letter attached hereto as Exhibit “B”.

“Lease” or “this Lease” consists of this Agreement of Lease and Exhibits “A” through “G” attached hereto and made a part hereof.

“Lease Year” shall mean each calendar year during the Term hereof, subject to Section 5.6(a) hereof.

“Landlord’s Estimate” shall have the meaning given such term in Section 5.6 of this Lease.

“Legal Requirements” shall mean all federal, state and municipal laws, ordinances, rules, regulations, orders and recommendations issued by any governmental authority, permits or statements of occupancy, all requirements and recommendations of the Board of Fire Underwriters and any insurance organizations or associations and/or companies, and all covenants, conditions and restrictions of record (collectively, “Legal Requirements”). With respect to the covenants, conditions and restrictions of record as of the date hereof, Landlord agrees that it shall not amend or modify same (or cause same to be amended or modified), to the extent Landlord has discretion under applicable Legal Requirements, such that Tenant’s use or occupancy of the Demised Premises as provided in this Lease is materially and adversely impaired thereby or such that Tenant’s monetary obligations are increased thereby. In addition, Landlord agrees that it shall not enter into a future restriction of record, to the extent Landlord has discretion under applicable Legal Requirements, which would have the effect of materially and adversely impairing Tenant’s use or occupancy of the Demised Premises or which would have the effect of increasing Tenant’s monetary obligations hereunder.

“Net Base Rent” shall mean the fixed rental payable pursuant to Section 5.1 of this Lease.

“Operating Expenses” shall have the meaning given such term in Section 5.3 of this Lease.

“Property” shall mean collectively the Land attributable to 200 Crossing Boulevard (initially, as depicted on Exhibit A-2 attached hereto) only, and the Building, the Interior Common Areas of the Building, the Exterior Common Areas thereon, and all other improvements now or hereafter located thereon.

“Qualified Appraiser” shall have the meaning given such term in Section 42.1 of this Lease.

“Recurring Additional Rent Items” shall have the meaning given such term in Section 5.2 of this Lease.

“Related Entity” shall have the meaning given such term in Section 18.4 of this Lease.

“Related Lease” shall mean that certain Agreement of Lease dated of even date herewith, by and between Landlord and Tenant for 400 Crossing Boulevard, Bridgewater, New Jersey.

“Rent” shall mean Net Base Rent and Additional Rent (including, without limitation, Recurring Additional Rent Items).

“Severe Excusable Delay” shall mean a delay actually caused by (i) any event of Excusable Delay caused by acts of God which hinders the performance of Landlord’s Base Building Work and/or the Tenant Improvements for more than thirty (30) days, (ii) any event of Excusable Delay caused by labor strikes, labor shortages, labor slowdowns, job actions, picketing or secondary boycotts which hinders the performance of Landlord’s Base Building Work and/or the Tenant Improvements for more than forty-five (45) days, or (iii) any other event of Excusable Delay (regardless of how long same hinders the performance of Landlord’s Base Building Work and/or the Tenant Improvements); provided, however, in order for Landlord to claim a Severe Excusable Delay delayed the timely fulfillment of Landlord’s obligations hereunder, Landlord must provide notice to Tenant within five (5) business days after discovering the Excusable Delay, which notice shall specify the delay and the anticipated impact on the fulfillment of Landlord’s obligations.

“Substantial Completion” shall mean the later of: (i) the date upon which Landlord’s Base Building Work and the Tenant Improvements are Substantially Completed in conformity with the Work Letter, and (ii) the date upon which Landlord has obtained a temporary or permanent certificate of occupancy (or local equivalent) in connection with such work. As used herein, “Substantially Completed” shall mean with respect to the Demised Premises when the Landlord’s Base Building Work and Tenant Improvements are substantially completed except for details or construction, decoration and mechanical adjustments which are minor in character, the non-completion of which will not interfere (other than to a de minimis extent) with Tenant’s occupancy of the Demised Premises for the Permitted Use.

“Successor Entity” shall have the inclining given such term in Section 18.4 of this Lease.

“Taxes” shall have the meaning given such term in Section 5.5 of this Lease.

“Tenant Delay” shall mean any act or omission of any nature by Tenant or Tenant’s Visitors which actually delays the Substantial Completion of Landlord’s Base Building Work or Tenant Improvements, actually delays the construction of any other improvements in the Building or Complex necessary for Tenant’s occupancy of the Demised Premises, or actually delays the issuance of a temporary or permanent certificate of occupancy for the Demised Premises including without limitation, any failure by Tenant to submit plans when due, any failure or delay by Tenant in supplying information or giving authorizations or approvals, any delays resulting from changes requested by Tenant to the Landlord’s Base Building Work or the Tenant Improvements; provided, however, in order for Landlord to claim a Tenant Delay delayed the Substantial Completion of Landlord’s Base Building Work or Tenant Improvements. Landlord must provide notice to Tenant within five (5) business days after discovering the Tenant Delay, which notice shall specify the delay and the anticipated impact on the Substantial Completion of Landlord’s Base Building Work or Tenant Improvements.

“Tenant Improvements” shall have the meaning set forth in the Work Letter attached hereto as Exhibit “B”.

“Tenant’s Allowance” shall have the meaning given such term in Section 6.2 of this Lease.

“Tenant’s Broker” shall mean The Staubach Company of New Jersey, LLC

“Tenant’s Proportionate Share” shall mean 100%.

“Tenant’s Visitors” shall mean persons invited by Tenant into the Demised Premises as guests or doing lawful business with Tenant including, without limitation, Tenant’s agents, servants, employees, contractors, invitees and licensees.

“Term”, sometimes also referred to as the “Lease Term”, shall mean the time period commencing on the Commencement Date and terminating on the Termination Date.

“Termination Date” shall mean the earlier to occur of (i) the last day of the month in which the eleventh (11th) anniversary of the Commencement Date occurs or (ii) the last day of the month in which the tenth (10th) anniversary of the “Stage III Commencement Date” under the Related Lease occurs, subject to extension pursuant to Section 33.2 hereof.

“Work Letter” shall mean the document which governs the Landlord’s Base Building Work and the Tenant Improvements referred to in Article 6 of this Lease and attached to this Lease as Exhibit “B”.

ARTICLE 2. DEMISED PREMISES

2.1. Leasing of Demised Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, for the Term and upon the terms, conditions, covenants and agreements herein provided, the Demised Premises to be used by Tenant solely for those uses permitted under Article 3 hereof. Tenant and Tenant’s Visitors shall have the right to use, in common with Landlord and any other tenants of the Building, at no additional charge, the Common Areas and shall have the right to use, at no additional charge, on an exclusive basis, the parking spaces located on the Property, as more particularly described in Article 32.

2.2. Remeasurement of Demised Premises. (a) Within sixty (60) days after Substantial Completion of the Demised Premises, Tenant may determine whether the “as built” rentable square footage of the Demised Premises dìffers from that set forth in the definition of “Demised Premises.” Tenant shall give Landlord written notice of this calculation and, if Landlord disagrees with Tenant’s measurement, Landlord and Tenant shall mutually agree on the selection of an engineer or architect who will make a final determination thereof, whose cost shall be shared equally between Landlord and Tenant. If the “as built” rentable square footage of the Demised Premises is less than or more than that set forth in the definition of “Demised Premises,” (a) Rent and any other calculations based upon the rentable square footage of the Demised Premises shall be adjusted accordingly, and (b) Landlord and Tenant shall execute and deliver an amendment to this Lease reflecting this decrease or increase, as applicable.

(b) In computing the rentable square footage of the Demised Premises, the following shall apply:

(i) With respect to an entire floor demised to a single tenant, the rentable area thereof shall be equal to the product of the usable square footage of the entire floor multiplied by 1.111. No deduction shall be made for columns in the Building;

(ii) With respect to any portion of the Building which is less than an entire floor, the rentable square footage thereof shall be equal to the usable square footage of such portion of the Building, multiplied by 1.111. No deduction shall he made for columns in the Building; and

(iii) The usable square footage of any portion of the Building shall be computed by using the “Standard Method for Measuring Floor Area in Office Buildings,” promulgated by the Building owners and Managers Association International (ANSI Z65.1-1996).

ARTICLE 3. USE

3.1. Permitted Use. The Demised Premises shall be used and occupied only for the Permitted Use (as hereinafter defined) and for no other purposes. For purposes hereof, the term “Permitted Use” shall mean general, executive and administrative offices in keeping with the standards and practices customarily applied to similar first class office buildings in the Somerset County, New Jersey area, which may include, on an incidental basis, non-laboratory or so-called “dry” research and development as well as all uses customarily ancillary and incidental thereto, including without limitation for a cafeteria with general and private dining rooms and for a fitness center, credit union branch, automatic teller machine kiosk, company store, nurse’s office and travel agency office, each for the exclusive use by Tenant’s employees (subject to Section 7.1 in the event any such items are not part of Landlord’s Base Building Work or the Tenant

Improvements); provided, however, that “Permitted Use” shall not include: (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign government or political subdivision thereof; (iii) offices of any health care professionals or service organization, except for administrative offices where no diagnostic, treatment or laboratory services are performed, except as otherwise provided in the last sentence of this Section 3.1; (iv) schools or other training facilities that are not ancillary to executive, professional or corporate administrative office use; (v) retail or restaurant uses, other than the aforementioned cafeteria; (vi) intentionally omitted; (vii) offices at which deposits or bills are regularly paid in person by customers, other than the aforementioned credit union branch; and (viii) personnel agencies, except offices of executive search firms. Notwithstanding the foregoing proviso, in the event that Landlord leases any portion of the Building to a tenant or tenants for any of the uses described in (i) through (viii) above, such uses shall thereafter be included in the “Permitted Use.”

3.2. Zoning, Etc. Landlord represents that the zoning district in which the Property is located is the Bridgewater Regional Center Zone and that the Permitted Use for general, executive and administrative offices is lawfully permitted in such district, but nothing contained herein shall be construed as any representation or warranty by Landlord as to whether the ancillary and incidental uses set forth in Section 3.1 are lawfully permitted in such district. Landlord represents that, as of the date hereof, it is unaware (without having conducted any inquiry or investigation) of any covenants, conditions or restrictions of record (other than those shown on Schedule B of its title insurance policy dated May 24, 2000, a copy of which has heretofore been provided to Tenant) that would adversely affect the use of the Building for the Permitted Use and that it has not entered into any such covenant, condition or restriction since May 24, 2000 which would adversely affect the use of the Building for the Permitted Use.

ARTICLE 4. TERM AND POSSESSION

4.1. Term. The Lease Term shall commence on the Commencement Date and shall continue until the Termination Date.

4.2. Late Delivery. (a) If the Commencement Date is delayed because of a Tenant Delay, Tenant shall pay to Landlord on the Commencement Date, as Additional Rent, the amount of Net Base Rent and Recurring Additional Rent Items for the period that the Commencement Date was delayed due solely to the Tenant Delay. In the event of any dispute between Landlord and Tenant regarding the length of any alleged Tenant Delay which has not been resolved by the parties prior to the Commencement Date, Landlord’s determination shall be utilized for purposes of calculating the amount of such Additional Rent due on the Commencement Date (subject, however, to a readjustment by Landlord and Tenant at such time as said dispute is finally resolved, whereupon the amount of any overpayment shall be taken by Tenant as a credit against Net Base Rent and Recurring Additional Rent Items, or if it is determined that Tenant has underpaid such Additional Rent, then the amount of the underpayment shall be paid to Landlord by Tenant within thirty (30) days after such amount has been so determined).

(b) Landlord shall exercise its good faith and diligent efforts to cause the Commencement Date to occur by February 1, 2002. If, despite such good faith and diligent efforts, the Commencement Date does not occur by May 1, 2002, as such date is extended by one (1) day for each day of Tenant Delay or Excusable Delay, then, as Tenant’s sole and exclusive remedy for such late delivery, Tenant shall be entitled to an abatement in Net Base Rent commencing on the Commencement Date equal to one (1) day for each one (1) day that the Commencement Date is delayed beyond May 1, 2002 (extended by Tenant Delay or Excusable Delay as aforesaid), but in no event shall such rent abatement exceed One Million Eight Hundred Twenty-One Thousand Four Hundred Forty-Six and 38/100 ($1,821,446.38) Dollars (i.e., three (3) months’ Net Base Rent). Furthermore, if the Commencement Date does not occur by July 31, 2002, as such date is extended by one (l) day for each day of Tenant Delay or a Severe Excusable Delay, then, as Tenant’s sole and exclusive remedy for such late delivery, Tenant may terminate this Lease and the Related Lease upon twenty (20) days’ notice to Landlord, which notice may be given at any time between August 1, 2002 and August 31, 2002 (as such dates may he extended by Tenant Delay or Severe Excusable Delay as aforesaid), TIME BEING STRICTLY OF THE ESSENCE, and unless the Commencement Date occurs within the aforesaid twenty (20) days, this Lease and the Related Lease shall terminate upon the expiration of said twenty (20) day period and the parties shall be released from all liabilities or obligations hereunder and under the Related Lease. In the event Tenant elects to terminate this Lease as provided herein, Tenant shall not also be entitled to the rent abatement (or cash equivalent thereof) provided in the first sentence of this sub-paragraph (b).

4.3. Commencement Date Memorandum; Memorandum of Lease. The actual Commencement Date shall he evidenced by a “Commencement Date Memorandum” to be executed by Landlord and Tenant in substantially the form attached hereto as Exhibit “C”. Upon the request of either party following the execution and delivery of this Lease, Landlord and Tenant shall execute a short form lease or memorandum for recording, which shall be in the form attached as Exhibit G hereto. In no event shall the amount of Net Ease Rent reserved hereunder or other business terms of this Lease be included in any such short form lease or memorandum. The party requesting such short form or memorandum shall bear the cost and expense of recording same.

4.4. Condition of Demised Premises. Except as expressly set forth herein, neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the Building, the Land upon which it is erected or the Demised Premises, the leases, expenses of operation or any other matter or thing affecting or related to the Demised Premises, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease.

ARTICLE 5. RENT

5.1. Net Base Rent. During the Lease Term, Tenant shall pay to Landlord “Net Base Rent” as follows:

(i) Commencing on the Commencement Date and continuing through and including the day immediately preceding the fifth (5th) anniversary of the Commencement Date, Tenant shall pay to Landlord Net Base Rent equal to Seven Million, Two Hundred Eighty-Five Thousand Seven Hundred Eighty Five and 50/100 DOLLARS ($7,285,785.50), which shall be payable in advance in equal monthly installments of Six

Hundred Seven Thousand, One Hundred Forty-Eight and 79/100 DOLLARS ($607,148.79).

(ii) Commencing on the fifth (5th) anniversary of the Commencement Date and continuing through and including the Termination Date, Tenant shall pay to Landlord Net Base Rent equal to Eight Million, Two Hundred Fifty Two Thousand Two Hundred Sixty-Seven and 25/100 DOLLARS ($8,252,267.25), which shall be payable in advance in equal monthly installments of Six Hundred Eighty-Seven Thousand, Six Hundred Eighty-Eight and 94/100 DOLLARS ($687,688.94).

5.2. Additional Rent. In addition to the Net Base Rent to be paid as herein provided, Tenant shall pay, as Additional Rent, the following “Recurring Additional Rent Items”: (i) the cost of electrical energy consumed by Tenant as provided for in Article 9 herein; (ii) Tenant’s Proportionate Share of Operating Expenses; and (iii) the Management Fee.

5.3. Operating Expenses. Landlord shall be entitled to collect from Tenant as Additional Rent Tenant’s Proportionate Share of Operating Expenses in the manner more particularly set forth in Section 5.6. The term “Operating Expenses” shall include, without limitation, those costs or expenses paid or incurred by Landlord for operating, maintaining and repairing the Property and the Exterior Common Areas of the Complex, including, by way of example and without limitation, the cost of electricity for Common Areas including outside and garage lighting, the cost of heating, ventilating and air-conditioning the Building, water, sewer, fuel, window cleaning, janitorial service, elevator maintenance, security, refuse removal, Taxes (as defined in Section 5.5 below), insurance of all kinds carried by Landlord and applicable to the Property and the Exterior Common Areas of the Complex (including without limitation, fire and extended coverage insurance, public liability, elevator, workmen’s compensation, boiler and machinery, use and occupancy, health, accident and group life insurance of all employees, and casualty rent insurance), snow removal, maintenance and cleaning of the parking lot, garage, site driveways and adjacent roadways, all landscape maintenance costs for the Complex, repairs of any kind for which Landlord is not reimbursed, pest control, painting, replacement of worn out mechanical or damaged equipment, uniforms, equipment rentals or other operating costs paid pursuant to such rentals, building and janitorial supplies, sundries, sales or use tax on supplies or services, wages and salaries of all persons engaged by Landlord in the operation of the Complex, all costs associated with operating and maintaining a property management office(s) in the Complex, expenses incurred by Landlord, legal and accounting expenses, and any other expense or cost, which, in accordance with generally accepted accounting principles and the standard management practices for office buildings comparable to the Complex would be considered as an expense of operating, maintaining or repairing the Property and the Exterior Common Areas of the Complex. Landlord agrees to use commercially reasonable efforts to obtain commercially competitive rates (with respect to the Somerset County, New Jersey market) for the goods and services included within Operating Expenses.

Operating Expenses may include certain costs or expenditures regarded as capital costs or expenditures under generally accepted accounting principles, but only to the extent that the same are (i) to install a labor saving, energy saving or other equipment, device or improvement intended by Landlord to reduce Operating Expenses, but only to the extent that the equipment, device or improvement reduces Operating Expenses, (ii) required to comply with Legal

Requirements that were not applicable to the Property or the Exterior Common Areas of the Complex (as the case may be) as of the Commencement Date, or (iii) incurred by Landlord for repairs or replacements required or permitted to be made by Landlord hereunder. All capital costs and expenditures permitted to be included in Operating Expenses by the immediately preceding sentence shall be amortized on a straight time basis (with a per annum interest factor equal to the prime or base rate of Citibank, N.A. or its successor in effect on the date of the expenditure) over the useful life thereof calculated in accordance with generally accepted accounting principles, as reasonably determined by Landlord, with only the annual amortization amount of such items included in Operating Expenses for each Lease Year (or portion thereof) of such useful life within the Term.

Notwithstanding the foregoing, Operating Expenses shall not include the following: (a) depreciation or amortization of the Building, the Landlord’s Base Building Work, the Tenant Improvements or any other improvements made to the Property (except for the amortization of the capital costs and expenses described in the immediately preceding paragraph of this Section); (b) the cost of performing any item contemplated as part of the Tenant Improvements or otherwise identified as a Landlord obligation under the Work Letter, including, without limitation, the cost of repairing or replacing any defective or improperly installed item of such work within any applicable warranty period; (c) lease commissions or other costs incurred in leasing or procuring tenants for the Building; (d) principal, interest and other debt service payments on any indebtedness of Landlord; (e) Taxes assessed during the Term but relating to a period prior to the Commencement Date or after the Termination Date; (f) expenses which are actually reimbursed by insurance or other tenants; (g) the amount of any refundable deposits; (h) salaries and benefits of executive officers of Landlord, any Affiliate of Landlord or any third party management personnel above the level of building manager; (i) the cost of any work or service performed for any particular tenant at such tenant’s cost and expense; (j) legal expenses incurred in the preparation of the leases or enforcing the terms of any lease; (k) management fees of any kind (it being understood that Tenant is paying the Management Fee separately); (i) ground rental payments; (m) any costs or expenditures regarded as capital costs or expenditures under generally accepted accounting principles, excepting only to the extent provided in the immediately preceding paragraph of this Section; (n) advertising, promotional and marketing fees or expenses for the Building; (o) Landlord’s limited liability company overhead not related to management of the Building; (p) costs of compliance with Legal Requirements if and to the extent such compliance item was required with respect to the Complex as of the Commencement Date (including, without limitation, compliance costs associated with that certain No Further Action letter described in Section 37.3 below); (q) fines and penalties not as a result of Tenant’s Default under this Lease; (r) tort claims and expenses of the investigation and defense thereof other than as a result of the negligence or willful acts or omissions of Tenant or Tenant’s Visitors; (s) amounts in excess of fair market rates (with respect to the Somerset County, New Jersey market) in respect of any transaction with, or provision of any item or service by, Landlord or any Affiliate of Landlord; (t) costs associated with withdrawal from a “multi-employer plan;” (u) personal property or equipment rental costs if the purchase of same would not be includable in Operating Expenses; or (v) the cost of Tenant’s audit pursuant to Section 5.6(e).

5.4. Management Fee. Landlord shall be entitled to collect front Tenant as Additional Rent, in the same manner as more particularly set forth in Section 5.6 below, a fixed management cost recovery charge equal to (a) three percent (3%) of the Tenant’s Net Base Rent for such calendar year, and (b) three percent (3%) of the Tenant’s Proportionate Share of Operating Expenses allocable to the Property and payable by Tenant as a Recurring Additional Rent Item pursuant to this Article 5 (the sum of which shall be the “Management Fee”).

5.5. Taxes. (a) Landlord shall he entitled to collect from Tenant as Additional Rent Tenant’s Proportionate Share of Taxes (as a component of Operating Expenses) in the manner more particularly set forth in Section 5.6. The term “Taxes” shall mean the amount of real estate taxes (or tax impositions in substitution for real estate taxes), assessments, and any other governmental real estate or ad valorem charge, fee or payment, whether general, special, ordinary or extraordinary which may now or hereafter be levied or assessed against the Complex (including the Buildings and related improvements). Landlord shall take the benefit of the provisions of any statute or ordinance permitting any assessment to be paid over a period of time, and Tenant shall be obliged to pay only Tenant’s Proportionate Share of the installments of any such assessment applicable and payable during the Term of this Lease or any renewal hereof, plus any carrying costs or other charges levied by the taxing authority for the privilege of so paying such assessment over period of time. Taxes shall not include any federal, state or local income, revenue or excise taxes imposed on Landlord or any inheritance, estate, succession, gift, capital stock, franchise, excise, realty transfer or excess profit taxes (unless, only to the extent, imposed in lieu of Taxes) or any interest or penalties imposed as a result of Landlord’s lateness or failure to pay Taxes when due.

(b) If Landlord shall receive any tax refund in respect of any tax year, Landlord shall deduct from such tax refund any expenses incurred in obtaining such tax refund, and out of the remaining balance of such tax refund, Landlord shall credit to Tenant’s Proportionate Share of such refund. Any expenses incurred by Landlord in contesting the validity or the amount of the assessed valuation of the Complex or of any Taxes for any year to the extent not offset by a tax refund, shall be included as an item of Taxes for the tax year in which such contest shall be finally determined for the purpose of computing the Additional Rent due Landlord or any credit due to Tenant hereunder.

(c) If the tax year for real estate taxes shall he changed then an appropriate adjustment shall be made in the computation of the Additional Rent due to Landlord or any credit due to Tenant, in accordance with sound accounting principles to effectuate the changeover to any New tax year adopted by any taxing authority; and

(d) Landlord shall pay all Taxes prior to any delinquency, subject, however, to Landlord’s right to contest same. Tenant hereby acknowledges and agrees that Landlord may contest and appeal Taxes from time to time and at any time when Landlord, in its commercially reasonable judgment, determines that it is prudent to do so (provided that such contest would not constitute a default under any mortgage or underlying lease affecting the Land, the Buildings or the Demised Premises, or cause the Land, the Buildings or the Demised Premises to be in danger of being subject to a tax sale or being foreclosed upon). Tenant may request from time to time that Landlord consider the potential for contesting any real estate tax assessment of the Complex by the taxing authority. Upon such request, Landlord will consult with Tenant regarding the appropriateness of instituting an appeal of such assessment, but Landlord shall ultimately be guided by its own commercially reasonable determination.

5.6. Tenant’s Proportionate Share. Tenant shall be responsible for Tenant’s Proportionate Share of the Operating Expenses for each Lease Year, or pro rata portion thereof, during the Term as hereinafter provided:

(a) Landlord shall send to Tenant a statement (“Landlord’s Estimate”) prior to the Commencement Date of projected Operating Expenses for the Lease Year in which the Commencement Date occurs, and thereafter on or about December 15 of each Lease Year of projected Operating Expenses for the following applicable Lease Year. Notwithstanding the foregoing, the calculation of Operating Expenses may be performed, at Landlord’s sole option, based on the annual anniversary of the Commencement Date (or another accounting period) rather than on a calendar year. Landlord shall indicate, as part of Landlord’s Estimate, what Tenant’s Proportionate Share of the Operating Expenses shall be, said amount to be paid in equal monthly installments (rounded up to the nearest whole dollar) in advance by Tenant as a Recurring Additional Rent Item commencing on the Commencement Date as may be adjusted on January 1 of each applicable Lease Year.

(b) If, during the course of any Lease Year, Landlord shall have reason to believe that the Operating Expenses shall be higher than Landlord’s Estimate, then Landlord shall have the right, but not the obligation, on one occasion to adjust Landlord’s Estimate by a lump sum invoice for the months of the Lease Year which precede the revised projections, and in addition, to advise Tenant of any adjustment in future monthly amounts with the end result that Operating Expenses shall be on a reasonably current basis each Lease Year.

(c) Within one hundred twenty (120) days following the end of each Lease Year, or as soon thereafter as reasonably feasible, Landlord shall send to Tenant: (i) a statement of actual expenses incurred for the prior Lease Year showing the pro rata share of the Operating Expenses due from Tenant based on Tenant’s Proportionate Share; and (ii) copies of any and all invoices theretofore received by Landlord pertaining to Taxes for the prior Lease Year, as well as evidence of payment by Landlord (prior to delinquency) of such Taxes for the prior Lease Year. For each Lease Year, in the event that the amount prepaid by Tenant for the Operating Expenses exceeds the amount that was actually due based upon actual year end Operating Expenses, then Landlord shall issue a credit to Tenant in an amount equal to the overcharge, which credit Tenant may apply to future Operating Expense payments until Tenant has been fully credited with the overcharge. If the credit due to Tenant is more than the aggregate total of future Operating Expense payments (as reasonably estimated by Landlord), or if the credit pertains to the last Lease Year of the Term, Landlord shall pay to Tenant, along with the statement regarding same, the difference between the credit and such aggregate total or the full amount of such credit, as the case may be. In the event landlord has undercharged Tenant, then Landlord shall send Tenant an invoice for the amount due, along with the statement regarding same, which amount shall constitute Additional Rent and shall he paid in full by Tenant within thirty (30) days of receipt of such invoice.

(d) Landlord shall maintain at all times during the Term of this Lease, at a location in the New York City metropolitan area, full, complete and accurate books of account and records for all Operating Expenses prepared in accordance with generally accepted accounting principles. Landlord shall keep such books and records, as well as contracts, bills, vouchers, checks and such other documents as are reasonably necessary to properly audit

Operating Expenses, for a sufficient period of time alter the Lease Year to which they are applicable to allow Tenant to perform an audit, if Tenant so elects, pursuant to paragraph (e) below.

(e) Tenant shall have the right, one (l) time with respect to each Lease Year, at Tenant’s expense, to examine the books and records pertaining to Operating Expenses so that Tenant can determine that Operating Expenses have, in fact, been correctly calculated by Landlord; provided that if Tenant fails to exercise such right within twelve (12) months following the expiration of the Lease Year for which Landlord’s calculation of Operating Expenses pertains (or within three (3) months following Tenant’s receipt of Landlord’s statement (delivered pursuant to paragraph (c) above) for such Lease Year if such statement is delivered later than nine (9) months after the end of such Lease Year) and/or fails to so complete such examination within twelve(12) months following Tenant’s receipt of Landlord’s statement delivered pursuant to paragraph (c) above, Tenant shall be deemed to have waived its right to audit and contest Landlord’s determination of Operating Expenses for such period, and, in such event, Landlord’s determination of Operating Expenses shall become final and binding on Landlord and Tenant for all purposes under this Lease automatically upon such failure to exercise or failure to complete, as the case may be. If Tenant makes a timely action to review Landlord’s determination of Operating Expenses, Landlord’s books and records relating thereto shall he open for copying (at Tenant’s cost) or inspection (which shall he conducted on a strictly confidential basis) upon reasonable notice and at reasonable times during Business Hours by Tenant and its duly authorized representatives (other than a person or firm who would be compensated by Tenant on a contingency fee basis, unless such firm is a national accounting firm such as PriceWaterhouseCoopers), who shall have reasonable access to the same and the right to require of Landlord, its agents and employees such information or explanation with respect to the same as may reasonably be necessary for a proper examination thereof. If Tenant disputes any Operating Expense statement as a result of an audit, Tenant shall nonetheless pay all Operating Expenses set forth herein until such dispute is resolved. In the event that it is finally determined as a result of any audit by Tenant that the actual Operating Expenses for any period are less than the sum paid by Tenant for such period, then the amount of the excess shall be taken by Tenant as a credit against the Operating Expense payments next due or, if the credit pertains to the last Lease Year of the Term, refunded to Tenant by lump sum payment. If, on the other hand, Tenant’s audit reveals that Tenant has underpaid Operating Expenses for any period, then the amount of the underpayment shall he paid to Landlord by Tenant within thirty (30) days after the amount Tenant owes has been determined. Landlord shall, within thirty (30) days after receipt of notice from Tenant, reimburse Tenant for the commercially reasonable out-of-pocket costs incurred by Tenant in performing the audit.

5.7. Occupancy Adjustment. Notwithstanding any other provision herein to the contrary, if the Building is not filly occupied during any year of the Term or the entire Building is not provided Landlord’s Services (as hereinafter defined), then Operating Expenses that vary as to occupancy shall be computed for such year as though the Building had been fully occupied and had been provided with Landlord’s Services during such year.

5.8. Complex Allocation. For so long as the Complex is operated under common management. Operating Expenses shall include all costs and expenses for the operating, maintaining (including without limitation snow removal, landscaping, street maintenance and retention basin maintenance), repairing, making replacements to, managing, insuring and any utility charges (including without limitation, electricity and the cost of Landlord’s Services) with respect to the Exterior Common Areas of the entire Complex, and Landlord, prior to calculating Tenant’s Proportionate Share of Operating Expenses, shall make an allocation of such Operating Expenses attributable to the Exterior Common Areas between the Property and the other portion of the Complex, which allocation shall be determined solely by Landlord during such period as Landlord is the owner of the entire Complex, or as agreed upon by Landlord and the owner(s) of the balance of the Complex at any time at the entire Complex is not owned by Landlord, but in all events in accordance with sound commercial real estate management practices. Operating Expenses shall only include those costs and expenses attributable to the Exterior Common Areas of the Property. Similarly, for so long as the Complex is operated under common management, Operating Expenses shall include all Taxes with respect to the entire Complex, and Landlord, prior to calculating Tenant’s Proportionate Share of Operating Expenses, shall make an allocation of the Taxes component of Operating Expenses between the Property and the other portion of the Complex, which allocation shall be determined solely by Landlord during such period as Landlord is the owner of the entire Complex, or as agreed upon by Landlord and the owner(s) of the balance of the Complex at any time that the entire Complex is not owned by Landlord, but in all events in accordance with sound commercial real estate management practices. If the Complex is not operated under common management or if Landlord otherwise choose to have the Property separately assessed, then Operating Expenses shall only include those Taxes pertaining to the Property.

5.9. Survival of Additional Rent Obligations. Tenant’s obligations to make the payments required by this Article 5 as Additional Rent shall survive any termination of this Lease by lapse of time or otherwise.

5.10. Time of Payment: Late Fee; Default Interest. Commencing on the Commencement Date, all payments of Net Base Rent and Recurring Additional Rent items shall be paid to Landlord without demand and without deduction1 set-off or counterclaim, except as expressly set forth in this Lease, on the lust (1st) day of every month during the Lease Term. If the Commencement Date shall be a day other than the first day of the month, the rental payment shall be pro rated for said month. Without waiving any of Landlord’s other remedies for Tenant’s failure to pay Rent as in this Lease contained, Tenant agrees that (i) any Net Base Rent or Recurring Additional Rent item not paid by the fifth (5th) business day of any month, and (ii) any other item of Additional Rent not paid by the fifth (5th) business day following the due date hereunder, shall require payment by Tenant of a late charge to compensate Landlord for the additional administrative costs resulting from such failure (and not as a penalty) equal to the lesser of (a) five percent (5%) of the amount unpaid, or (b) $500.00 for the first time in each Lease Year that such item of Rent is not paid within such five (5) day period and, thereafter, for the balance of such Lease Year, Tenant shall pay a late charge equal to the lesser of (x) ten percent (10%) of the amount unpaid, or (y) $l,000 for each such late payment in addition, any installment or installments of Net Base Rent or any Recurring Additional Rent item accruing hereunder, and all other sums payable by Tenant hereunder (other than the late charge set forth in the preceding sentence), which are not paid within thirty (30) days following the date when due, shall bear interest from and after the thirtieth (30th) day following the due date until the date paid at the Default Rate. Anything hereinabove contained to the contrary notwithstanding, it is expressly understood and agreed that any late payment of Rent or other charges, despite

Landlord’s invoice for or collection of such late fees or interest, shall be a Default hereunder (so long as the giving of any required notices and the expiration of any applicable grace periods has occurred), for which Landlord shall have such rights or remedies as provided in this Lease.

5.11. Rent Tax. In the event that any business, rent or other taxes that are now or hereafter levied upon Tenant’s use or occupancy of the Demised Premises are enacted, changed or altered so that any of such taxes are levied against Landlord, or the mode of collection of such taxes is changed so that Landlord is responsible for collection or payment of such taxes, Tenant shall pay any and all such taxes to Landlord upon thirty (30) days’ of Landlord’s demand, as Additional Rent, so long as Landlord provides an invoice or other reasonable evidence of the payment thereof.

5.12. Landlord’s Remedies. Landlord shall have all the rights and remedies for the collection of Additional Rent as are available to Landlord for the collection of (the Net Base Rent pursuant to the terms of this Lease and as permitted by law.

5.13. Payment of Rent. Rent and all sums payable hereunder by Tenant to Landlord shall be paid in the legal tender of the United States of America for the payment of public and private debts to:

Bridgewater Hines Development LLC

c/o Hines Interests Limited Partnership

885 Third Avenue, Suite 2700

New York, NY 10022

or to such other person or place as Landlord shall from time to time designate by written notice to Tenant. Net Base Rent and Additional Rent may be paid by wire transfer using wiring instructions that will be supplied by Landlord.

ARTICLE 6. LANDLORD’S BASE BUILDING WORK; TENANT IMPROVEMENTS

AND EARLY ACCESS, MAINTENANCE AND REPAIRS

6.1. Landlord’s Base Building Work. Landlord shall, at us sole cost and expense, construct the Landlord’s Base Building Work in accordance with that certain work letter attached hereto as Exhibit “B” (the “Work Letter”), which Landlord agrees will be in keeping with the standards customarily applied to similar first-class office buildings in the Somerset County, New Jersey area. If Landlord has not obtained a building permit (or equivalent legal authorization) which would permit Landlord to commence construction of Landlord’s Base Building Work by August 31, 2001, as such date is extended by one (l) day for each day of Tenant Delay or Excusable Delay, then Tenant may terminate this Lease upon twenty (20) days’ notice to Landlord, which notice shall be given no later than September 15, 2001 (as such dates may be extended by Tenant Delay or Excusable Delay as aforesaid), TIME BEING STRICTLY OF THE ESSENCE, and unless, within said twenty (20) day period, landlord obtains said building permit (or equivalent authorization), this Lease shall terminate upon the expiration of said twenty (20) day period and the parties shall be released from all liability and obligation hereunder.

6.2. Tenant Improvements. Landlord shall also construct the Tenant Improvements in accordance with the Work Letter, which Landlord agrees will be in keeping with the standards customarily applied to similar first-class office buildings in the Somerset County, New Jersey area. Landlord shall be responsible for the Cost of the Tenant Improvements (as defined in the Work Letter) up to $8,921,370.00 (based upon $30.00 per rentable square foot of the Demised Premises) plus $225,000.00 with respect to the cafeteria (“Tenant’s Allowance”), and Tenant shall be responsible for any Additional Costs (as defined in the Work Letter). Tenant shall have no obligation to remove any of the Tenant improvements upon the expiration or earlier termination of the Term, except for any of the Tenant Improvements that is not typically performed for office tenants such as bank vaults, internal staircases and the like (other than the cafeteria), and provided that with respect to such Tenant Improvements Landlord has advised Tenant of the requirement to remove such Tenant Improvements at the time of the approval of the Space Plans in accordance with the Work Letter, in which event Tenant shall remove same and restore the Demised Premises to the condition which existed prior to the installation thereof.

6.3. Tenant’s Early Access. Landlord shall exercise its commercially reasonable efforts to provide Tenant access to the Demised Premises at least thirty (30) days prior to the Commencement Date (which as of the date hereof is expected to be February 1, 2002), but in no event later than twenty (20) days prior to the Commencement Date (and the Commencement Date shall be postponed accordingly if Landlord fails to make the Demised Premises available for Tenant’s early access rights, subject to the following proviso), for the limited purpose of installing its furniture, fixtures, equipment, and phone and computer wiring and for performing any other work to prepare the Demised Premises for its occupancy (other than actual move-in of personalty), all without any obligation to pay Rent therefor, provided: (i) such work shall not interfere with or delay Landlord in completion of Landlord’s Base Building Work or the Tenant Improvements, or any other work that Landlord may be performing in the Demised Premises, the Building or the Complex; (ii) such work shall be performed for Tenant so as not to cause or create any labor dispute for Landlord; and (iii) Tenant complies with all of the other terms and conditions of this Lease during such early access period. In addition, Tenant shall indemnify and hold Landlord harmless from any and all causes of action occurring as a result of Tenant’s activities in the Demised Premises during the early access period. Tenant acknowledges and agrees that such early access will be granted with respect to differing portions of the Demised Premises at different times, in Landlord’s discretion, in order to minimize the interference of Tenant’s activities with the performance of Landlord’s Base Building Work or the Tenant Improvements, or any other work that Landlord may be performing in the Demised Premises.

6.4. Maintenance and Repairs by Tenant. Tenant shall take good care of the interior of Demised Premises throughout the Term, maintain and preserve same in good repair, except for normal wear and tear and damage by fire or other casualty, and be responsible for all necessary repairs and replacements thereto. Tenant shall also be responsible for the repair, maintenance and replacement of those structural components of the Building or the Building’s mechanical, electrical and plumbing systems to the extent that such components and/or systems were installed and/or modified by or for Tenant. Tenant shall not injure, deface or commit waste of the Demised Premises. Except to the extent waived or released pursuant to Section 13.5, Tenant shall be responsible for any damage of any kind or character to the Building or Complex caused by the negligence or willful misconduct of Tenant or Tenant’s Visitors or alterations performed by or for Tenant (excluding alterations performed by Landlord on Tenant’s behalf). All repairs that affect the Building’s structural components or the Building’s mechanical, heating, air-conditioning, electrical and plumbing systems, shall be made solely by Landlord or its contractor, and Tenant shall pay the actual out-of-pocket costs incurred therefor to Landlord within thirty (30) days of Landlord’s demand, as Additional Rent.

6.5. Maintenance and Repairs by Landlord. Landlord shall maintain the Property and the Complex at all times in good repair and operating condition and in order and appearance in keeping with the standards customarily applied to similar first-class office buildings in the Somerset County, New Jersey area, other than those which it is Tenant’s express obligation to make under Section 6.4 or elsewhere in this Lease, the cost of all of which, to the extent permitted under Article 5, shall be included in Operating Expenses. Landlord shall maintain, repair and replace the Building’s structural components and the plumbing, heating air-conditioning, electrical and mechanical fixtures (exclusive of plumbing, heating, air-conditioning, electrical and mechanical fixtures installed by or for Tenant) when required, and maintain and make repairs to the Common Areas, the roof of the Building and the exterior of the Building, the cost of all of which, to the extent permitted under Article 5, shall be included in Operating Expenses; provided, however, that, except to the extent waived or released pursuant to Section 13.5, Tenant shall pay as Additional Rent the cost of all such repairs or replacements arising from the negligence or willful misconduct of Tenant or Tenant’s Visitors or alterations performed by or for Tenant (excluding alterations performed by Landlord on Tenant’s behalf).

6.6. Landlord’s Warranty. In addition to Landlord’s repair and maintenance obligations set forth in Section 6.5 above, Landlord hereby warrants and guarantees Landlord’s Base Building Work and the Tenant Improvements against any defects in workmanship or materials for a period of two (2) years after the Commencement Date. In the event any repairs or replacements are required pursuant to the foregoing warranty and guaranty, the cost thereof shall be borne by Landlord and shall not be included as an Operating Expense.

6.7. Compliance with Laws; Americans with Disabilities Act of 1990. The Demised Premises shall, upon the Commencement Date, comply with all applicable Legal Requirements including, without limitation, the Americans with Disabilities Act of 1990, as amended (the “ADA”). Following the Commencement Date, Landlord hereby also agrees to be responsible for the compliance of the Property and the complex (including the Common Areas and Demised Premises), to the extent same is not the responsibility of Tenant pursuant to the next sentence, with all such Legal Requirements, the cost of all of which, to the extent permitted under Article 5, shall be included in Operating Expenses. Notwithstanding the foregoing, during the Term of this Lease, Tenant shall comply with all Legal Requirements pertaining to Tenant’s manner of use of the Demised Premises or any alterations or improvements to the Demised Premises made by or on behalf of Tenant, including any alterations or improvements to the Properly or the Complex (including the Common Areas) required by any provision of the ADA not applicable to Landlord’s Base Building Work or Tenant’s Improvements, or to the Property or the Complex (as applicable) as of the Commencement Date.

6.8. Cafeteria. Tenant shall, at its sole risk, cost and expense, be responsible for the control, management, operation, and maintenance of the cafeteria.

ARTICLE 7. ALTERATIONS BY TENANT AND TRADE FIXTURES

7.1. Alterations. Tenant shall not do any work in or about the Demised Premises or make any alterations or additions thereto which would affect the Building structure, the exterior of the Building, any mechanical plumbing, electrical or other systems in the Building, or which would be visible from the exterior of the Demised Premises, without in each instance obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. At the time Tenant requests Landlord’s consent to any such proposed alterations or additions, Tenant shall submit to Landlord detailed drawings and specifications for such proposed alterations or additions. If Landlord grants its consent thereto, Landlord shall advise Tenant, at the time Landlord so grants its consent, whether, upon the expiration or earlier termination of this Lease, Tenant will be requited to remove such alteration(s). Subject to the foregoing, Tenant shall have the right, without Landlord’s consent, to make interior, non-structural alterations Mid additions to the Demised Premises, provided that prior to commencing any alterations to the Demised Premises, Tenant shall provide Landlord with at least ten (10) days’ advance notice thereof setting forth the scope of such proposed alterations, All such work to which Landlord consents, or which is permitted hereunder without Landlord’s consent, shall be performed and installed at Tenant’s sole cost and expense in a good and workmanlike manner and in compliance with all applicable Legal Requirements. Notwithstanding anything contained herein, any alterations which affect the Building’s structural components or the plumbing, heating, air conditioning, electrical or mechanical systems shall be performed by Landlord or by contractor(s) designated by Landlord, the cost of which shall be commercially competitive in the Somerset County, New Jersey area, and Tenant shall pay the costs incurred therefor to Landlord, within thirty (30) days after Landlord’s demand, as Additional Rent. In addition, Tenant agrees that in all instances where Tenant invites bids for the performance of any such alteration(s) or for any repair work pursuant to Section 6.4 above, whether or not same require Landlord’s consent, Tenant will permit Landlord to submit a hid therefor on behalf of itself or an Affiliate of landlord, and Tenant shall consider such bid, in good faith, along with any other bid(s) it obtains with respect to same. During the work, Tenant shall maintain such insurance as Landlord may reasonably require for the benefit of Landlord or such other parties as Landlord shall designate. Landlord may require that Tenant furnish a guarantee by each of Tenant’s prime contractors and materialmen for the benefit of Landlord, Tenant and such other parties as Landlord shall designate, that all work, materials and equipment will be in accordance with the plans and specifications and that they will promptly, upon notice, correct and repair at their own cost and expense any deficiency, defect, fault or imperfection of materials, equipment or workmanship which appears within one (1) year after completion of their work or installation. Within 30 days of completion of any alterations or improvements that materially change the configuration of the Demised Premises or affect the Building structure, the exterior of the Building, or any mechanical, plumbing, electrical or other systems in the Building, whether or not Landlord’s consent therefor was required, Tenant shall furnish Landlord with complete as-built sepia and CAD drawings thereof.

7.2. No Liens. No work or installation by Tenant at the Demised Premises or elsewhere in the Complex shall be done except after providing to Landlord appropriate assurances in connection with the possible filing of any construction items and/or notice of unpaid balance (commonly known as a “construction lien”) in the local office, as provided by law. If any such lien is filed, Tenant shall cause it to be discharged, satisfied or bonded within thirty (30) days of filing.

7.3. Labor Harmony. No work, services or installation by Tenant in or about the Demised Premises or elsewhere in the Complex shall be performed or installed except by workmen and mechanics working in harmony and not unreasonably interfering with labor employed by Landlord, Land lord’s mechanics or their contractors or by any other tenant or their contractors. Any violation hereof shall automatically constitute a permitted cancellation by Landlord of any prior Landlord’s consent to or permission for such work or installation.

7.4. Expiration of Term. The Tenant Improvements, as well as any alterations, improvements or additions thereafter made by or on behalf of Tenant with Landlord’s permission or as permitted herein shall remain upon the Demised Premises at the expiration or earlier termination of this Lease and shall become the property of Landlord, except for those Tenant improvements and/or alterations, improvements and additions theretofore required by Landlord to be removed by Tenant at the expiration or earlier termination of this Lease pursuant to Section 6.2 or Section 7.1 above, which Tenant shall remove and restore the Demised Premises to the condition which existed prior to the installation thereof. Should Tenant fail to so remove any such items so required to be removed, or should Tenant fail to restore the Demised Premises as required pursuant to Section 6.2 or 7.1 above or Section 7.5 below, Landlord may do same, and Tenant shall pay the cost and expense thereof to Landlord as Additional Rent with thirty (30) days of demand. The obligations set forth in this Section 7.4 shall survive the expiration or earlier termination of this Lease.

7.5. Trade Fixtures. All trade fixtures installed by Tenant in the Demised Premises, except lighting fixtures, heating and air-conditioning equipment, mechanical, plumbing and electrical systems and fixtures, and floor coverings, shall remain the property of Tenant and shall be removed on or before the Termination Dale or earlier termination of this Lease. At Landlord’s option, any trade fixture not removed on or before the Termination Date or earlier termination of this Lease shall either become Landlord’s property, or Landlord may remove and dispose of them, and in such event Tenant shall pay the cost and expense thereof to Landlord as Additional Rent within thirty (30) days of demand. Tenant shall promptly restore the Demised Premises to the original order and condition upon removal of trade fixtures and shall repair any and all damage caused by said removal. The obligations set forth in this Section 7.5 shall Survive the expiration or earlier termination of this Lease.

ARTICLE 8. LANDLORD’S SERVICES

8.1. Landlord’s Services. Landlord shall provide the following services (“Landlord’s Services”):

(a)	Air heating and air cooling during Business Hours, subject to curtailment as required by Legal Requirements, at such temperatures and in such amounts as are in keeping with similar first-class office buildings in the Somerset County, New Jersey area.

(b)	Sufficient electrical capacity at all times, subject to the terms of the last paragraph of this Section 8.1 and Article 9 below, to operate (i) incandescent lights, persona) computers and printers, photocopying machines and other machines of similar low voltage electrical consumption (l20/208 volts), provided that the total rated electrical design load or said lighting and machines of low electrical voltage shall not exceed four (4) watts per square foot of the Demised Promises; and (ii) lighting and equipment of high voltage electrical consumption (277/480 volts), provided that the total rated electrical design load for said lighting and equipment of high electrical voltage shall not exceed two (2) watts per square foot of the Demised Premises.

(c)	Cleaning services to the Demised Premises and the Complex as set forth in Exhibit “D” annexed hereto. Tenant shall have the right to select the janitorial contractor for the Demised Premises, and may also be entitled to select the janitorial contractor for the Building as and to the extent set forth in Section 8.6 below. Tenant shall pay to Landlord the cost of removal from the Building of any of Tenant[1]s refuse and rubbish which materially exceeds the refuse and rubbish usually attendant upon the use of such premises for general office purposes.

(d)	Hot and cold water at all times (subject to the last paragraph of this Section 8.1) for use in lavatories in common with oilier tenants from the regular supply of the Complex.

(e)	Non-exclusive multiple cab passenger elevator service to the Demised Premises during Business flours and at least one (1) cab passenger service to the Demised Premises twenty-four (24) hours per day (subject to the last paragraph of this Section 8.1); non-exclusive freight elevator service daring Business Hours (all subject to temporary cessation for ordinary repair and maintenance and during times when life safety systems override normal building operating systems) with such freight elevator service available at other times upon reasonable prior notice and the payment by Tenant to Landlord of any additional expense actually incurred by Landlord in connection therewith; and non-exclusive passenger and freight elevator service during construction of the Tenant Improvements and Tenant’s move into the Demised Premises, which use shall be scheduled in advance with Landlord.

(f)	Electric lighting Service at all limes (subject to the last paragraph of this Section 8.1) for all Common Areas of the Complex in the manna and to the extent as are in keeping with similar first-class office buildings in the Somerset County, New Jersey area.

(g)

Access control for the Complex comparable as to coverage, control and responsiveness (but not necessarily as to means for accomplishing same) to other similar first-class office buildings in the Somerset County New Jersey area; PROVIDED, HOWEVER, LANDLORD SHALL HAVE NO RESPONSIBILITY TO PREVENT, AND SHALL NOT BE LIABLE TO TENANT FOR LIABILITY OR LOSS TO TENANT OR TENANT’S VISITORS ARISING

OUT OF LOSSES DUE TO THEFT, BURGLARY OR DAMAGE OR INJURY TO PERSONS OR PROPERTY CAUSED BY PERSONS GAINING UNAUTHORIZED ACCESS TO THE COMPLEX OR THE DEM1SED PREMISES (E.G., EXCLUDING LANDLORD’S AGENTS, CONTRACTORS, EMPLOYEES AND MEMBERS), AND TENANT HEREBY RELEASES LANDLORD FROM ALL LIABILITY RELATING THERETO, EXCEPT TO THE EXTENT SUCH LOSSES ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD OR LANDLORD’S AGENTS, CONTRACTORS, EMPLOYEES AND MEMBERS.

(h)	All building standard fluorescent bulb replacement in all areas and alt incandescent bulb replacement in the Common Areas.

(i)	Gas at all times (subject to the lust paragraph of this Section 8.1) for use in Common with other tenants, from the regular supply of the Complex.

If Tenant requires air conditioning or heat beyond Business Hours, Landlord will furnish such air-conditioning or heat, provided Tenant gives Landlord’s agent sufficient advance notice of such requirement and Tenant agrees to pay for the, costs actually incurred by Landlord in connection therewith. Landlord shall provide this service at actual cost, without mark-up to Tenant, which cost shall include, but not be limited to, the utility consumed, chemical treatment, Landlord’s staff, and costs allocated to preventative maintenance of the equipment providing such service.

To the extent the services described above require electricity, gas and/or water supplied by the public utilities, Landlord’s covenants thereunder shall only impose on Landlord the obligation to use its good faith, reasonable efforts to cause the applicable public utilities to furnish the same. Failure by Landlord to furnish the services described in this Article 8, or any cessation thereof, shall not render Landlord liable for damages to either person or property (except to the extent caused by the act, omission or neglect of Landlord or Landlord’s agents or employees), nor to be construed as an eviction of Tenant, nor work an abatement of Rent (subject to the last sentence of this paragraph), nor relieve Tenant from fulfillment of any covenant or agreement hereof. In addition, should any of the equipment or machinery, for any cause, fail to operate, or function properly, Tenant shall have no claim for abatement or rebate of Rent (subject to the last sentence of tins paragraph) or damages on account of an interruption in service occasioned thereby or resulting therefrom. Landlord shall have the right temporarily to interrupt services in order to make any necessary repairs or replacements to, or to otherwise service, the Building’s systems. In all of the foregoing instances, however, Landlord shall exercise commercially reasonable efforts to minimize interference with Tenant’s operations, to eliminate the cause of the interruption and to effect restoration of service as expeditiously as possible. Notwithstanding the foregoing or anything else to the contrary contained in this Lease, if any failure to provide any service or utility required of Landlord under this Lease shall continue for more than two (2) consecutive business days after notice from Tenant to Landlord of such failure, and provided such failure to provide the required service renders all or any portion of the Demised Premises untenantable, then as Tenant’s sole remedy with respect thereto, Net Base Rent shall be proportionately abated hereunder commencing on the third (3rd) business day after notice of such interruption, retroactive to the commencement of the interruption, to the extent, if any, that the amount of such abatement is actually reimbursed to Landlord under policies of rent interruption insurance maintained by Landlord as an Operating Expense for the Property.

8.2. Tenant’s Access. Subject to applicable Legal Requirements, Tenant shall have the right of twenty-four (24) hour, three hundred sixty-five (365) day access to the Demised Premises, the Building and the parking area,

8.3. Tenant’s Security System. Subject to the provisions of Article 7, Tenant shall be permitted to install, at its sole cost and expense, a security surveillance system in the Demised Premises and elsewhere on the Property (including the parking areas). Additionally, provided that Tenant (including its permitted assignee and/or subtenants) are, taken together, in possession of the entire Building, Tenant shall be permitted to install, at its solo cost and expense and subject to the provisions of Article 7, an access control system (bribe parking garage serving (he Building, Tenant shall coordinate the installation of its security system(s) with Landlord in order to provide Landlord with continued access to the Demised Premises and the parking areas.

8.4. Intentionally Omitted.

8.5. Building Management. During the Term of this Lease, Landlord shall have the right to control and direct the management of the Building. Notwithstanding the foregoing, in the event in Tenant’s reasonable opinion, Landlord’s management of the Building is not commensurate with industry standards for the management of similar first-class office buildings in the Somerset County, New Jersey area, Tenant shall notify Landlord in writing and allow Landlord sixty (60) days to cure any such alleged deficiency and bring the Building management into compliance with industry standards. In the event Landlord fails to cure any deficiency alleged by Tenant within such sixty (60) day period, Tenant shall have the right to require Landlord to retain a property manager that will operate the Building in accordance with industry standards for similar properties in the Somerset County, New Jersey area. In the event a dispute arises as to whether the Building is operated in accordance with industry standards, any such dispute will be resolved by arbitration in accordance with the provisions of Article 45.

8.6. Designated Providers of Certain Building Services. Provided that: (i) Tenant is Aventis Pharmaceuticals Inc. or any Related Entity or Successor Entity thereto; (ii) no Default by Tenant has occurred and is continuing; and (iii) Aventis Pharmaceuticals inc., any Related Entity or any Successor Entity thereto, taken together, are in possession of the entire Building, Tenant shall have the right to require that Landlord utilize the services of Tenant’s designated contractors for the provision of security services and janitorial services to the Demised Premises (individually a “Designated Provider” and collectively the “Designated Providers”), subject to the terms and conditions of this Section 8.6. Notwithstanding anything herein, Landlord shall only be obligated to utilize a particular Designated Provider if: (x) the cost of such Designated Provider is commercially competitive with other providers of comparable reputation performing a similar service in the Somerset County, New Jersey area; and (y) such Designated Provider performs its services in a first-class manner.

8.7. Service Providers for Tenant’s Systems. Tenant shall have the right to select the contractors Tenant will engage to service Tenant’s so-called “critical systems”, including but not limited to Tenant’s emergency generator, supplemental HVAC unit, and uninterrupted power supply, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided that Tenant selects reputable contractors with an established reputation of providing first-class services.

ARTICLE 9. ELECTRICITY

9.1. Intentionally Omitted.

9.2. Electrical Usage. Landlord shall arrange for the provision of electric current to the Demised Premises or any building systems servicing solely the Demised Premises on a direct meter or on a submetering basis, from utility providers and/or suppliers selected by Landlord in its sole discretion, provided that the rates of such providers and suppliers are commercially competitive with other providers and suppliers of comparable reputation servicing the Somerset County, New Jersey area, and further provided that the quality of such service(s) so provided satisfies the electrical requirements of Tenant set forth herein, so as to permit the normal operation of the Demised Premises. The Building “master” meter shall be installed as part of Landlord’s Base Building Work and any submeters which measure consumption for the Demised Premises (whether on a per floor or other basis) shall be installed as part of the Tenant Improvements. Bills therefor shall be rendered at such times as Landlord may elect on a monthly basis and the amount, as computed from such submeter(s), shall be deemed to he, and he paid as, a Recurring Additional Rent Item. If any tax is imposed by any governmental authorities upon Landlord’s receipts from the sale or resale of electric current to Tenant, Tenant covenants and agrees that, where permitted by law, Tenant shall pay the portion of such taxes attributable to Tenant’s electrical usage.

9.3. Tenant Electrical Installations. Tenant agrees that it will not use electricity in the Demised Premises in excess of the capacity of any of the electrical conductors and equipment otherwise serving the Demised Premises, and that it will not make any electrical installations, alterations or additions except in accordance with Article 7. Tenant will at all times comply with the rules, regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility supplying electric current to the Property or Complex, provided Tenant is provided a copy of such rules, regulations, terms and conditions. In the event that, in Landlord’s reasonable judgment, Tenant’s electrical requirements necessitate installation of art additional riser, risers or other proper and necessary equipment, the same shall be installed by Landlord at Tenant’s sole expense, which actual, out-of-pocket costs and expenses shall be chargeable and collectible as Additional Rent and paid within thirty (30) days after the rendition of a bill to Tenant therefor.

ARTICLE 10. INTENTIONALLY OMITTED

ARTICLE 11. RIGIITS RESERVED TO LANDLORD

11.1. Reserved Rights. Landlord shall have the right, but shall be under no obligation, to do the following things (at any time or times and from time to time) in or about the Demised Premises and Complex.

(a) discontinue any facility or service not expressly covenanted for herein, as they constitute no part of the consideration for this Lease;

(b) control and prevent access to any pan of the Building or Complex, provided such action does not materially interfere with Tenant’s ingress and egress to the Demised Premises;

(c) prevent access to the Building by any person during any invasion, mob riot, public excitement or other commotion by closing the doors or otherwise; and

(d) install, place upon or affix to the roof or exterior walls of the Demised Premises and/or the Building, equipment, antennae and any other object or structure provided it does not interfere with Tenant’s use and occupancy of the Demised Premises.

Notwithstanding anything contained herein, for so long as Aventis Pharmaceuticals Inc., any Related Entity or any Successor Entity thereto, taken together, are in possession of the entire Building. Landlord shall not, without Tenant’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, make any changes to the parking area in the portion of the Complex which is shaded on Exhibit A-2 annexed hereto (i.e., within the parking area located on the Property).

ARTICLE 12. COVENANT OF QUIET ENJOYMENT

12.1. Quiet Enjoyment. Landlord covenants that (a) it has the power and authority to enter into this Lease and (b) so long as Tenant performs every obligation of Tenant under this Lease, Tenant shall quietly enjoy the Demised Premises without hindrance by Landlord or anyone claiming under Landlord, subject however, to all of the provisions of this Lease and the instruments referred to in Section 17.1.

ARTICLE 13. WAIVER OF SUBROGATION, INDEMNIFICATION AND INSURANCE

13.1. Tenant’s Indemnity. Tenant shall be responsible for and shall relieve, indemnify and save Landlord harmless from and against all ex4enses, costs (including reasonable attorney fees and disbursements), loss, liability and claims based on, arising out of or resulting from: (1) any set, omission or neglect or Tenant or Tenant’s Visitors or the use of the Demised Premises, Common Areas (or any part thereof) by Tenant, or (ii) any alteration or other work performed by Tenant in a about the Demised Premises.

13.2. Tenant’s Insurance. Tenant, at its own expense, will maintain with solvent insurers of good financial standing authorized to do business in the State of New Jersey the following:

(a)	Commercial general liability insurance policies in the broadest form then available in New Jersey, against claims for bodily injury, personal injury, death or property damage occurring on, in or about the Demised Premises or as a result of ownership of facilities located on the Demised Premises, with Landlord as an additional insured, and at Landlord’s request with any property manager, ground lessor and/or mortgagee as additional insured(s), in amounts not less than FIVE

MILLION AND 00/100 ($5,000,000.00) DOLLARS each occurrence combined single limit for bodily injury, personal injury, death, or property damage. Tenant’s liability insurance required in this Lease shall be written to be primary, with any other insurance available to Landlord being excess.

(b)	All-Risk property insurance governing Tenant’s stock in trade, trade fixtures, furniture, furnishings, removable floor coverings, equipment, signs and all other property of Tenant in the Demised Premises (including, but not limited to, all items in the Demised Premises not paid for by Landlord) in amounts not less than 100% of the full insurable value of the property covered and not less than the amount sufficient to avoid the effect of the co-insurance provisions of the applicable policy or policies. Landlord shall have the right from time to time during the Term to require that the commercial general liability insurance policy limits be increased to the prevailing level customarily carried with respect to similar properties in Somerset County, New Jersey, and the surrounding area. Tenant’s commercial general liability insurance shall contain a broad form contractual liability endorsement. Upon commencement of this Lease and upon renewal of all insurance required hereunder, Tenant shall provide Landlord a certificate of insurance as evidence of the insurance required of Tenant hereunder. Landlord shall be provided thirty (30) days’ advance written notice of any cancellation or non-renewal of the insurance required herein. All insurance required to be maintained under this Section 13.2 may be provided under: (i) an individual policy covering this location; (ii) a blanket policy or policies which includes other liabilities, properties and locations of Tenant, (iii) with respect to the all-risk property insurance only, a plan of self-insurance; or (iv) a combination of any of the foregoing insurance programs. To the extent any deductible is permitted or allowed as a part of any insurance policy carried by Tenant in compliance with this Section 13.2, then Tenant shall he deemed to be covering the amount thereof under an informal plan of self-insurance; provided, however, that in no event shall any deductible exceed One Hundred Thousand Dollars ($100,000).

13.3. Landlord’s Indemnity. Landlord shall be responsible for and shall relieve, indemnify and save Tenant harmless from and against all expenses, costs (including reasonable attorney fees and disbursements), loss, liability and claims based on, arising out of or resulting from any act, omission or neglect of Landlord, or Landlord’s agents or employees.

13.4. Landlord’s Insurance. Landlord, as an item of Operating Expenses:

(a) shall maintain, or cause to be maintained, a policy or policies of insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing, insuring the Property and Exterior Common Areas of the Complex against loss or damage by fire or other insurable hazards (including earthquake loss if Landlord elects to maintain such coverage) and contingencies for the full insurable value thereof or, in the alternative, insuring for one hundred percent (100%) of the replacement cost thereof as determined by Landlord’s insurer from time to time (or such other amount as shall be required to eliminate operation of coinsurance provisions), exclusive of excavations and foundations or such other coverage as Landlord deems appropriate for the Project. Landlord shall not be obligated to insure any of Tenant’s furniture, equipment, machinery, trade-fixtures, personal property, goods or supplies (“Tenant’s Personal Property”), or any alterations that Tenant may make upon the Demised Premises. If the annual premiums paid by Landlord for such casualty insurance exceed the standard premium rates because the nature of Tenant’s operations result in extra-hazardous or higher than normal risk exposure, then Tenant shall, within thirty (30) days after receipt of appropriate premium invoices, reimburse Landlord for such increases premium. All insurance proceeds payable under Landlord’s insurance carried hereunder shall he payable solely to Landlord and Tenant shall have no interest therein.

(b) with respect to the Complex, shall maintain or cause to be maintained a policy or policies of commercial general liability insurance with the premiums thereon fully paid in advance, issued by and binding upon an insurance company of good financial standing such insurance to afford minimum protection of not less than Five Million Dollars ($5,000,000) per occurrence, combined single limit, for bodily injury (including death) and property damage. The coverages required to be carried shall be extended to include, but not to be limited to, blanket contractual liability, personal injury liability (libel, slander, false arrest and wrongful eviction), and broad form property damage liability. Upon request of Tenant, landlord shall provide Tenant reasonable evidence that the insurance required to be maintained hereunder by Landlord is in full force and effect.

13.5. Waiver of Subrogation. Any provision of this Lease to the contrary notwithstanding, Landlord and Tenant hereby release the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise (a) from any and all liability for any loss or damage to the property of the releasing party, (b) for any loss or damage that may result, directly or indirectly, from the loss or damage to such property and (c) from legal liability for any loss or damage to property (no matter who the Owner of the property may be), all to the extent (and only to the extent) that the releasing party’s loss or damage is insured or, if not insured, was insurable under standard “all risk” property insurance policies generally available to landlords and tenants of commercial properties, even if such loss or damage or legal liability shall be caused by or result from the fault or negligence of the other party or anyone for whom such party may be responsible and even if the releasing party is sell-insured or the amount of the releasing party’s insurance is inadequate to cover the loss or damage or legal liability. It is the intention of the parties that Landlord and Tenant shall look solely to their respective insurance carriers for recovery against any such loss or damage or legal liability with respect to its properly, without such insurance carriers having any rights or subrogation against the other party. Landlord and Tenant each shall be responsible for obtaining whatever endorsements to their respective policies of insurance as may be necessary to permit the foregoing waivers and releases.

13.6. Limitations on Indemnities. All indemnity obligations of Landlord and Tenant arising under this Lease, and all claims, demands, damages and losses assertable by Landlord and Tenant against the other in any suit or cause of action arising out of or relating to this Lease, the Demised Premises, the Building, the Property or the complex, or the use and occupancy thereof, are limited as follows:

(a) By the releases and waivers expressed herein, including, without limitation, the mutual releases and waivers of rights set forth in Section 13.5;

(b) All claims for indemnification and other recoveries shall be limited to direct, proximately caused damages and exclude all consequential or indirect damages, including, but not limited to, business loss or interruption, suffered by the party asserting the claim or seeking the recovery, except with respect to Tenant’s indemnity obligation set forth in Section 33.2;

(c) In the case of Landlord, the limitations expressed in Section 31.3; and

(d) In the event that Landlord and Tenant (or the persons for whom they are liable as expressly set forth herein) are determined to be contributorily responsible for the indemnified injury or loss, each indemnitors obligation is limited to the indemnitor’s equitable share of the losses, costs or expenses to be indemnified against based on the relative culpability of each indemnifying person whose negligence or willful acts or omissions contributed to the injury or loss.

13.7. Survival. The indemnities and limitations set forth in this Article 13 shall survive the expiration or termination of this Lease.

ARTICLE 14. MUTUAL RELEASES

14.1. Limitation of Liability of Landlord. (a) Tenant agrees that Landlord and its agents, contractors, employees, and members shall not be liable to Tenant, and Tenant hereby releases said parties from any liability, for any personal injury, toss of income or damage to or loss of persons or property, or loss of use of any property, in or about the Complex from any cause whatsoever unless such damage, loss or injury results from the negligence or willful misconduct of Landlord, its agents, contractors, employees, or members, or the breach by Landlord of any outs covenants or obligations hereunder.

(b) Notwithstanding any provisions of this Lease to the contrary, Tenant agrees that any goods, personal property or personal effects, including removable trade fixtures used or placed by the Tenant or its employees in or about the Demised Premises or Property, shall be at the sole risk of Tenant, and Landlord shall not in any manner be held responsible or liable therefor.

(c) Notwithstanding any provisions of this Lease to the contrary, in no event shall Landlord have any liability to Tenant for any claims based on the interruption of, or loss to, Tenant’s business.

14.2. Limitation on Liability of Tenant. Landlord agrees that Tenant and its agents, contractors, employees, officers, directors, shareholders and partners shall not be liable to Landlord, and Landlord hereby releases said parties from any liability, for any personal injury, loss of income (other than payment of Rent) or damage to or loss of persons or property or loss of use of any property in or about the corridors, lobbies and other untenanted portions of the Property or the Complex from any cause whatsoever unless such damage, loss or injury results from the negligence or willful misconduct of Tenant and its agents, contractors, employees, officers, directors, shareholders, partners or Tenant’s Visitors, or the breach by Tenant of any of its covenants or obligations hereunder.

ARTICLE 15. CONDEMNATION

15.1. Waiver of Claims. Tenant hereby waives any injury, loss or damage, or claim therefor, resulting from any exercise of a power of eminent domain affecting all or any part of the Demised Premises or the air rights, Land or Building, except that Tenant reserves against the condemning authority Tenant’s right to, and separate claim for, any damages for loss of good will, machinery and moving expenses payable to tenants or lessees under the appropriate State code as well as any other claim to which Tenant may be entitled under law at the time of condemnation provided there would be no reduction in the award to Landlord. In no event, however, shall Tenant have or make any claim against Landlord, or the condemning authority or any party having an interest in the air rights, Land or Building, which would diminish or reduce the award for the air rights, Land or Building.

15.2. Whole or Partial Condemnation. In the event the whole or a substantial part (as hereinafter defined) of the Demised Premises, or the use or occupancy of the Demised Premises, shall be taken as a result of the exercise of a power of eminent domain, this Lease shall terminate as of the date the right to possession vests in the condemning authority and Rent shall be apportioned as of that date. If less than a substantial part of the Demised Premises, or the use or occupancy thereof, is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such a taking), and this Lease is not terminated by Landlord as hereinafter provided, this Lease shall continue in full force and effect, but the Rent thereafter payable hereunder shall he equitably adjusted as of the date the right to possession vests in the condemning authority. For purposes of this Section 15.2, a substantial part of the Demised Premises shall be considered to have been taken if more than ten percent (10%) of the Demised Premises is rendered unusable as a result of such taking or if access to the Demised Premises is materially adversely affected as a result of such taking. If a significant portion of the Building (but not the Demised Premises) or the Property shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including a sale thereof under threat of such a taking), then Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within ninety (90) days after the date title thereto vests in such governmental or quasi-governmental authority.

ARTICLE 16. DAMAGE OR DESTRUCTION

16.1. Casualty. (a) In the event of any tire or other casualty to the Building, Landlord shall provide Tenant with a written notice (the “Landlord’s Notice”) of its intention to repair the fire or other casualty or terminate this Lease in accordance with this Article 12 within thirty (30) days of such fire or other casualty, which thirty (30) day period shall in addition to Excusable Delay, be expressly subject to extension in an amount of time equal to the amount of time during which Landlord is adjusting insurance proceeds with its insurance carrier. If the Building shall be so damaged that substantial alteration or reconstruction of the Building shall, in Landlord’s sole opinion, be required (whether or not the Demised Premises shall have been damaged by such casualty), or in the event of any substantial uninsured loss to the Building or the mortgagee of any mortgage affecting the Demised Premises does not make insurance proceeds available, Landlord may at its option terminate the Lease by so notifying Tenant as part of Landlord’s Notice. If Landlord does not elect to terminate the Lease, Landlord’s Notice shall specify the number of days following the occurrence of such fire or other casualty that would be required, in Landlord’s judgment, in order to reconstruct the Demised Premises or those portions of the Building affecting the use and enjoyment of the Demised Premises. If Landlord’s Notice indicates that such reconstruction of the Demised Premises or those portions of the Building affecting the use and enjoyment of the Demised Premises shall exceed three hundred sixty-five (365) days (or during the last twenty-four (24) months of the Term, two hundred forty (240) days) from the date of the fire or other casualty, and Landlord does not elect to terminate the Lease as provided in Landlord’s Notice, Tenant shall have the right, to be exercised within fifteen (15) days after receipt of Landlord’s Notice, to elect, by notice to Landlord, to cancel this Lease (hereinafter called “Tenant’s Notice”). If the Lease is terminated by either Landlord or Tenant as above permitted, Landlord and Tenant thereafter shall have no further obligation or claim, one to the other, and this Lease shall be deemed null and void and of no further force and effect.

(b) In the event the Lease is not terminated by either Landlord or Tenant as hereinabove permitted, Landlord shall, subject to Excusable Delay, commence and proceed with reasonable diligence to restore the portion of the Building affecting the use and occupancy of the Demised Premises. If Landlord indicates in Landlord’s Notice (i) that the Demised Premises and/or the Building can be repaired within the applicable time period giving rise to Tenant’s termination right, but such repairs are not completed within such time period (as such time period may be extended for Excusable Delay, but in no event more than one hundred eighty (180) days, or (ii) that it will take longer than the applicable time period giving rise to Tenant’s termination right to repair the Demised Premises and/or the Building and Tenant does not elect to terminate this Lease, but such repairs are not completed within such time period (as such time period may he extended for Excusable Delay, but in no event more than one hundred eighty (180) days), then in either case this Lease and the Term hereof may at the election of Tenant be terminated by notice in writing from Tenant to Landlord, within thirty (30) days thereafter, TIME BEING STRICTLY OF THE ESSENCE, which termination shall be effective thirty (30) days after such notice unless the Demised Premises and/or Building have been fully restored within said thirty (30) day period, in which case this Lease shall continue in full force and effect. Landlord shall not be liable for any inconvenience, loss of business or annoyance to Tenant or damage to the business of Tenant resulting in any way from such damage or the repair thereof, except that, as Tenant’s sole and exclusive remedy with respect thereto, Landlord shall allow Tenant a fair diminution of Net Base Rent and Recurring Additional Rent Items during the time and to the extent that the Demised Premises is unfit for occupancy. During the period of any reconstruction undertaken by Landlord, Tenant shall be responsible to remove its personal properly, fixtures and equipment from the damaged area prior to Landlord’s institution of reconstruction work. Landlord shall have no liability to Tenant with respect to any damage, loss or theft of any such personal property, fixtures and equipment not so removed.

16.2. Waiver of Statutory Remedies. Tenant waives the benefit of New Jersey Revised Statutes, Title 46, chapter 8, Sections 6 and 7, and agrees that Tenant will not be relieved of the obligations to pay the Net Base Rent or any Additional Rent in cast of damage to or destruction of the Building, except as provided by this Lease.

16.3. Governmental Approvals. Notwithstanding any of the foregoing provisions to the contrary, Landlord’s obligation to repair the damage and restore and rebuild the Building and/or the Demised Premises pursuant to this Article shall be conditioned on such restoration being then lawfully permitted and Landlord being granted all necessary approvals from governmental authorities having jurisdiction.

ARTICLE 17. SUBORDINATION

17.1. Subordination of Lease. Subject to the provisions of Section 17.4 below, Tenant acknowledges that this Lease and Tenant’s rights hereunder are subject and subordinate to all mortgages hereafter placed upon Landlord’s estate in the Land, the Building and the Demised Premises (Landlord hereby representing that no mortgages, judgments or liens affect the Land, the Building or the Demised Premises as of the date hereof).

17.2. Attornment. Subject to the provisions of Section 17.4 below, if any mortgagee or other person shall acquire title to Landlord’s estate in the Demised Premises, the Land or Building by foreclosure, deed in lieu thereof, or otherwise, or, at any time during the Term of this Lease, the landlord of the Demised Premises shall be the holder of a leasehold estate covering premises which include the Demised Premises, and if such leasehold estate shall terminate or be terminated for any reason, Tenant agrees, at the election and upon written notice of any owner of the premises which include the Demised Premises, or, of any mortgagee in possession thereof; or of any holder of a leasehold thereafter affecting premises which include the Demised Premises, to attorn, from time to time, to any such owner, mortgagee or holder, upon the terms and could it ions set forth herein for the remainder of the Term demised in this lease.

17.3. Acknowledgement by Tenant. The foregoing provisions shall inure to the benefit of any such owner, mortgagee or holder and shall be self-operative upon any such demand, without requiring any further instrument to give effect to such provisions.

17.4 Non-Disturbance Protection. Notwithstanding the foregoing provisions of this Article 17, the subordination of this Lease and Tenant’s obligations attorn to any such mortgagee or holder shall be conditioned upon its receipt of a Subordination, Non-Disturbance and Attornment Agreement (“SNDA”), in form and substance reasonably satisfactory to Tenant and any such mortgagee or holder, which shall provide, among other things, that:

(a) so long as Tenant is not in Default with respect to any of Tenant’s obligations under this Lease, Tenant shall not be joined as a party defendant (unless required by applicable law) (i) in any action or proceeding which may be instituted or taken by any such holder for the purpose of terminating such underlying leasehold by reason of any default thereunder, or (ii) in any foreclosure action or proceeding which may be instituted by any such mortgagee;

(b) so long as Tenant is not in Default with respect to any of Tenant’s obligations under this Lease, Tenant shall not be evicted from the Demised Premises, nor shall Tenant’s leasehold estate or right to possession of the Demised Premises be terminated or disturbed, by reason of any default under any such underlying leasehold or mortgage;

(c) in the event of any act or omission of Landlord which would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right: (i) until it has given written notice of such act or omission to each Landlord’s holder or mortgagee whose name and address shall previously have been furnished to Tenant in writing, and (ii) unless such act or omission shall be one which is not capable of being remedied by Landlord or Landlord’s holder or mortgagee within thirty (30) days, until a thirty (30) day period for remedying such act or omission shall have elapsed following the giving of such notice, provided Landlord’s holder or mortgagee shall with due diligence give Tenant written notice of its intention to, and commence and continue to, remedy such act or omission.

(d) the holder or mortgagee shall not be: (i) liable for any previous act or omission of Landlord; (ii) subject to any defenses which Tenant nay have against Landlord; (iii) subject to any offsets which Tenant may have against any prior landlord, except to the extent such offsets are expressly provided under the Lease and the holder or mortgagee has received notice thereof and the opportunity to cure within the applicable time periods set forth in the Lease; (iv) bound by any Net Base Rent which Tenant might have paid for more than one month in advance of its due date under the Lease to Landlord, unless such additional rent is paid in accordance with the applicable provisions of this Lease; or (v) liable for the performance of Landlord’s covenants and agreements contained in this Lease to any extent other than as successor landlord of the Demised Premises, and no other property of such holder or mortgagee shall be subject to levy, attachment, execution or other enforcement procedure for the satisfaction of Tenant’s remedies.

Tenant acknowledges that it would be unreasonable to reject an SNDA which incorporates clauses (a) through (d) above, and otherwise does not result in an increase of Tenant’s monetary obligations under the Lease or materially and adversely affect Tenant’s non-monetary obligations under the Lease. In addition, any SNDA may also provide that Tenant will, at the option of any such mortgagee or holder, either (x) attorn to such mortgagee or holder and perform for such mortgagee’s or holder’s benefit all of the terms, covenants and conditions to be performed by Tenant under this Lease, or (y) enter into a new lease with such mortgagee or holder or their respective successors or assigns for the balance of the Lease Term on the same terms and conditions as are contained in this Lease. Landlord shall have no liability to Tenant if, for any reason whatsoever, Tenant shall not receive an SNDA nor shall the same relieve or release Tenant from any of the obligations of Tenant under this Lease.

ARTICLE 18. ASSIGNMENT AND SUBLETTING

18.1. Restrictions Upon Transfer. (a) Subject to the provisions of Section l8.4, Tenant expressly covenants that it shall not by operation of law or otherwise assign, encumber or mortgage this Lease in whole or in part, nor sublet or suffer or permit the Demised Premises or any part thereof to be used by others, without the prior written consent of Landlord in each instance, which consent will not be unreasonably withheld, conditioned or delayed; provided, however, that (i) Landlord may withhold its consent for any or no reason to any such transfer requested by Tenant prior to the commencement Date, and (ii) Landlord may withhold its consent for any or no reason to any such at transfer requested by Tenant prior to the l81st day following the Commencement Date except a transfer that involves an assignment of this Lease or a subletting (to one (1) subtenant) of the entire Demised Premises or a portion of the Demised

Premises containing no less than 150,000 rentable square feet (in which event, Landlord’s consent shall not be unreasonably withheld, conditioned or delayed, as aforesaid). Any attempt by Tenant to assign, encumber or mortgage this Lease or sublet all or any portion of the Demised Premises without the express consent of Landlord shall he null and void.

(b) If Tenant’s interest in this Lease is assigned or if the Demised Premises are sublet to or occupied by, or used by, anyone other than Tenant, whether or not in violation of this Article 18, Landlord may, after the occurrence of a Default by Tenant, accept from any assignee, subtenant or any one who claims a right to the interest of Tenant under this Lease or who occupies any part(s) or the whole of the Demised Premises the payment of Net Base Rent and Additional Rent and/or the performance of any of the other obligations of Tenant under this Lease, but such acceptance shall not be deemed to be a waiver by Landlord of the breach by Tenant of the provisions of this Article 18 nor a recognition by Landlord that any such assignee, subtenant, claimant or occupant has succeeded to the rights of Tenant hereunder, or a release by Landlord of Tenant from further performance by Tenant of the covenants on Tenant’s part to be paid or performed under this Lease; provided, however, that the net amount of Net Base Rent and Additional Rent collected from any such assignee, subtenant, claimant or occupant shall be applied by Landlord to the Net Base Rent and Additional Rent to be paid hereunder.

(c) Tenant agrees to pay to Land lord all out-of-pocket fees, costs and expenses (which in no event shall exceed $5,000.00 in any proposed transaction), including, but not limited to, reasonable attorneys’ fees and disbursements, incurred by Landlord in connection with any proposed assignment of this Lease or any proposed sublease of the Demised Premises.

18.2. Landlord’s Consent Recapture. (a) If Tenant is required to obtain Landlord’s consent to an assignment of this Lease or a subletting of all or any part of the Demised Premises (i.e., other than as set forth in Section 18.4 below), Tenant shall submit a request to Landlord and include the following information: (i) the name of the proposed assignee or subtenant; (ii) the terms of the proposed assignment or subletting, including without limitation the proposed effective date thereof; (iii) the nature of the proposed assignee or subtenant’s business and its proposed use of the Demised Premises; (iv) copies of the most recently available information regarding the financial responsibility of the proposed assignee or subtenant; and (v) description of any required revisions to the floor layout of the Demised Premises.

(b) Provided Landlord receives such information from Tenant, Landlord shall, within ten (10) business days of its receipt of Tenant’s request to assign or sublet, notify Tenant whether Landlord consents to or rejects the proposed assignment or subletting.

(c) In lieu of either consenting to or rejecting Tenant’s request, Landlord shall have the option, to be exercised in writing within said ten (10) business day period, if the request is to assign this Lease or to sublet all of the Demised Premises for a proposed term of sixty (60) months or more (inclusive of renewal terms in such subletting), to cancel and terminate this Lease, either with respect of such portion of the Demised Premises or, at Landlord’s option, with respect to the entire floor(s) of the building on which such portion(s) of the Demised Premises is located (or such portion of the entire floor(s) as has been sublet to entities other than Related Entities in accordance with the provisions of this Article 18. The cancellation date shall be the proposed effective commencement date referred to in Section l8.2(a)(ii) above, and upon such cancellation date, Tenant shall thereafter be released from all liability hereunder (in the case of a termination of this Lease for the entire Demised Premises), or from all liability hereunder with respect to the portion of the Demised Premises so recaptured by Landlord (in the case of a termination of this Lease with respect to less than the entire Demised Premises). Landlord and Tenant shall enter into a written agreement to reflect any Lease termination or Lease modification effected pursuant to this Section; provided, however, that the failure of the parties to execute such agreement shall not vitiate the effect of any cancellation pursuant to this Section.

(d) If Landlord shall cancel this Lease in whole or in part as above provided, Tenant shall surrender possession of the Demised Premises, or the portion of the Demised Premises which is the subject of the recapture, as the case may be, on the proposed effective commencement date referred to in Section 18.2(a)(ii) above, in accordance with the provisions of this Lease relating to surrender possession of the Demised Premises (including without limitation, Section 33, 1 hereof). If this Lease shall be canceled as to a portion of the Demised Premises only, (i) the Net Base Rent payable by Tenant hereunder and Tenant’s Proportionate Share of Operating Expenses and the number of parking spaces allocable to Tenant pursuant to Section 32.1 hereof, shall be reduced proportionately according to the ratio that the portion of space surrendered bears to the entire Demised Premises, and (ii) Landlord, at Landlord’s expense shall make any alterations to the Demised Premises required to make the portion of the Demised Premises surrendered a self-contained rental unit (including without limitation with access through corridors to the elevators and toilets serving such space).

(e) if Landlord does not respond to Tenant’s request for consent to assign this Lease or sublet the Demised Premises within ten (10) business days of Landlord’s receipt thereof, Tenant may send Landlord a second request for consent (the ‘Second Notice”), which Second Notice shall contain in capital letters the following language: “TENANT’S REQUEST FOR LANDLORD’S CONSENT AS SET FORTH HEREIN, WHICH REQUEST WAS PREVIOUSLY SUBMITTED TO LANDLORD, SHALL HE DEEMED GIVEN BY LANDLORD IF LANDLORD SHALL FAIL TO RESPOND TO THIS SECOND NOTICE WITHIN TEN (10) BUSINESS DAYS FROM RECEIPT HEREOF.” Should Landlord so fail to respond to the Second Notice within such ten (10) business day period, Landlord’s consent, in such specific instance only, shall be deemed given.

(f) If Landlord’s consent is given (or deemed given, as aforesaid) and the assignment or subletting does not become fully binding upon the parties thereto and effective within six (6) months of the proposed effective date referred to in Section l8.2(a)(ii) above, Landlord’s consent to such transaction shall again be required.

18.3. Approval of Sublease or Assignment Requiring Consent. (a) If Landlord shall consent to a sublease or an assignment pursuant to a request from Tenant, or if a sublease or assignment is permitted herein without Landlord’s consent, Tenant shall cause to be executed by its assignee or subtenant an agreement to perform faithfully and to assume and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease for the period covered by the assignment or sublease and to the extent of the space sublet or assigned (and, in the ease of a sublease, the subtenant shall agree to afloat to Landlord in the event this Lease is terminated as a result of a Default by Tenant hereunder and Landlord elects, at its sole option, to recognize such subtenant as a direct tenant). An executed counterpart of each sublease or assignment and assumption of performance by the subtenant or assignee, in form and substance approved by Landlord, shall be delivered to Landlord within five (5) days prior to the commencement of occupancy set forth in such assignment or sublease; no such assignment or sublease shall be binding on Landlord until Landlord has received such counterpart as required herein. In the case of an assignment, the assignor tenant shall not be relieved or released from the performance of any of Tenant’s obligations under this Lease, nor shall such assignment be construed to impair or discharge any of said obligations.

(b) With respect to any such assignment of this Lease or to any such sublease requiring Landlord’s consent, Tenant shall in consideration therefor pay to Landlord as Additional Rent the following amounts:

(i) in the case of an assignment, an amount equal to fifty percent (50%) of all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (after deducting therefrom the out-of-pocket costs incurred by Tenant in connection with such assignment, including without limitation marketing expenses, brokerage commissions and attorneys’ fees), together with such rental increment paid by such assignee in excess of the Net Base Rent and Recurring Additional Rent items in the same manner as hereinafter provided in subsection (ii); and

(ii) in the case of a sublease, fifty percent (50%) of any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the Net Base Rent and Recurring Additional Rent Items accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (after deducting therefrom the out-of-pocket costs incurred by Tenant in connection with such sublease, including without limitation marketing expenses, brokerage commissions and attorneys’ fees.

The sums payable under this Section 18.3(b) shall be paid to Landlord as Additional Rent if, as and when paid by the assignee or subtenant to Tenant.

18.4 Transfers to Related/Successor Entities. (a) Notwithstanding the preceding provisions of this Article 18 of any other provision of this Lease, Tenant may sublet all or any portion of the Demised Premises or assign this Lease to, or permit occupancy of all or a portion of the Demised Premises by, a Related Entity (as hereinafter defined) without being required to obtain Landlord’s consent thereto, provided that at the time of any such sublet, assignment or grant of occupancy right no Default by Tenant shall have occurred and be continuing. Not later than ten (10) days after such subletting, assignment or grant of occupancy right. Tenant shall notify Landlord of the subletting, assignment or grant of occupancy right and, in the case of a sublet or an assignment, deliver to Landlord an executed counterpart of such sublease or assignment and assumption of performance by the subtenant or assignee. The term “Related Entity” shall mean an Affiliate of Tenant or any joint venture in which Tenant owns a fifty percent (50%) or greater equity interest, in the case of a subletting or grant of occupancy right, such subletting or grant of occupancy right shall not be deemed to vest in any such Related Entity any right or interest in this Lease or a direct grant by Landlord of any right to occupy the Demised Premises, nor shall it relieve, release, impair or discharge any of Tenant’s obligations under this Lease (including the obligation not to allow the Demised Premises to be used for any use or purpose other than the Permitted Use). In the case of an assignment, the assignor tenant shall not be relieved or released from the performance of any of Tenant’s obligations under this Lease, nor shall such assignment be construed to impair or discharge any of said obligations.

(b) Notwithstanding the preceding provisions of this Article 18 or any other provision of this Lease tenant may assign this Lease to a Successor Entity (as hereinafter defined) without being required to obtain Landlord’s consent thereto, provided that at the time of any such assignment no Default by Tenant shall have occurred. Not later than ten (10) days after such assignment, Tenant shall notify Landlord of the assignment and deliver to Landlord an executed counterpart of such assignment and assumption of performance by the assignee. The term “Successor Entity” shall mean any of the following: (x) a corporation or other entity into which or with which Tenant shall be merged or consolidated, in accordance with applicable statutory provisions for the merger or consolidation of corporations or entities, provided that (whether by operation of law or by effective provisions contained in the instruments of merger or consolidation) the liabilities of the corporations participating in such merger or consolidation are assumed by the corporation or entity surviving such merger or consolidation; or (y) a corporation or other entity acquiring this Lease and the term hereof and the estate hereby granted, the goodwill and all or substantially all of the other property and assets of Tenant, and assuming all or substantially all of the liabilities of Tenant; or (z) any corporate or other business entity successor to a Successor Entity becoming such by either of the methods described in clauses (x) and (y) above; provided that, in each ease: (1) such merger or consolidation, or such acquisition and assumption, as the case may be, shall be made for a good business purpose other than (and not principally for) the purpose of transferring the Leasehold estate created hereby, (2) immediately after giving effect to any such merger or consolidation, or such acquisition and assumption, as the case may be, the corporation or other entity surviving such merger or created by such consolidation or acquiring such assets and assuming such liabilities, as the ease may be, shall have a net worth, as determined in accordance with generally accepted accounting principles, of no less than One Hundred Million and no/100 Dollars ($100,000,000) and (3) proof reasonably satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days after the effective date of any such transaction. In the case clan assignment, the assignor tenant shall not be relieved or released from the performance of any of Tenant’s obligations under this Lease, nor shall such assignment be construed to impair or discharge any of said obligations.

(e) The transfer of the outstanding capital stock of, or interest in, any corporate or partnership tenant shall not he deemed an assignment of this Lease (and Tenant shall not be required to furnish Landlord with the information described in the last sentence of Subsection 18.1(b) above) if such transfer shall be effected by the sale of such stock or interest through any recognized national stock exchange.

18.5. Continuing Liability. In no event shall any assignment or subletting to which Landlord may consent, release or relieve Tenant from its obligations to fully observe or perform all of the terms, covenants and conditions of this Lease on its part to be observed or performed.

18.6. No Waiver. Consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting.

18.7. Intentionally Omitted.

18.8. Restrictions upon Rental Arrangements. In no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for use, occupancy or utilization of any part of the Demised Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Demised Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts or sales), and Tenant agrees that aft assignments, subleases, licenses, concessions or other agreen1ents for use, occupancy or utilization of any part of the Demised Premises shall provide that the person having an interest in the possession, use, occupancy or utilization of the Demised Premises shall opt enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Demised Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Demised Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts of sales) and any such purported assignment, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Demised Premises.

18.9. Intentionally Omitted.

18.10. Further Subletting and Assignment. My subsequent sublease by an assignee or further sublease by a subtenant shall be subject to the terms and conditions of this Article 18.

ARTICLE 19. RULES AND REGULATIONS

19.1. Rules and Regulations. Tenant and Tenant’s Visitors shall at all Limes abide by and observe the rules and regulations attached hereto as Exhibit “E” and all other rules or regulations that Landlord may promulgate from time to time for the operation and maintenance of the Property or the Complex, provided that notice thereof is given to Tenant, that such other rules and regulations are not inconsistent with the provisions of this Lease, and that such rules and regulations are reasonable and are not discriminatory. Landlord shall not be liable to Tenant for the violation of any such rules or regulations by any other tenant or its employees, agents, invitees, or licensees. If there is any inconsistency between this Lease and any rules and regulations promulgated by Landlord, including without limitation those set forth in Exhibit “E”, this Lease shall govern. Landlord agrees that all such rules and regulations shall be uniformly applied to all similarly situated tenants.

ARTICLE 20. PERFORMANCE OF OTHER PARTY’S COVENANTS

20.1. Landlord’s Right to Perform. If Tenant fails to perform any of its respective obligations hereunder within applicable notice and cure periods (or sooner in the event of an emergency), Landlord may (but shall not be obligated to) perform such obligation, in which event the cost of such performance, including but not limited to reasonable attorneys’ fees in instituting, prosecuting or defending any action or proceeding, together with interest thereon at the Default Rate from the date of payment and, in addition, in the case of repair or replacement required to be made by Tenant pursuant to Article 6, an administrative cost recovery charge of five percent (5%) of the cost of such repair or replacement, shall be reimbursed by Tenant as Additional Rent upon thirty (30) days’ prior demand therefor. The performance of such obligation by Landlord shall not constitute a waiver of any right or remedy of Landlord arising from such failure of Tenant.

20.2. Tenant’s Right to Perform. If Landlord fails to perform any of its respective obligations under Article 6 or Article 8 hereof, Tenant may, after thirty (30) days’ notice to Landlord and Landlord’s failure to commence to cure such failure within such time flame and thereafter diligently prosecute such cure to completion (but shall not be obligated to) perform such obligation, in which event the cost of such performance, including but not limited to reasonable attorneys’ fees in instituting, prosecuting or defending any action or proceeding, together with interest thereon at the Default Rate from the dale of payment and, in the case of repair or replacement required to be made by Landlord pursuant to Article 6, an administrative cost recovery charge of five percent (5%) of the cost of such repair or replacement, shall be reimbursed by Landlord upon thirty (30) days’ prior demand therefor, Notwithstanding anything contained herein. Tenant shall not make any repairs to the roof or other structural portions of the Building, or to any plumbing, mechanical, heating, air- conditioning, or electrical systems in the Building. The performance such obligation by Tenant shall not constitute a waiver of any right or remedy of Tenant arising from such failure of Landlord. Notwithstanding the foregoing, Landlord’s breach, default or non-performance of any of Landlord’s covenants or obligations under this lease shall not excuse Tenant of Tenant’s covenants and obligations under this Lease, including, without limitation, the obligation to pay Net Base Rent and Additional Rent.

ARTICLE 21. AIR AND LIGHT

21.1. Air and Light Rights. This lease does not grant any right to air and light.

ARTICLE 22. NOTICES

22.1. Notices to Tenant. Any notice or demand given by Landlord to Tenant (except for invoices) shall be in writing and shall be deemed to have been duly given if sent by registered or certified mail, return receipt requested, postage prepaid, or sent by a nationally recognized overnight receipted delivery service, with receipt acknowledged, addressed to Tenant as follows:

Aventis Pharmaceuticals Inc.

399 Interpace Parkway

Parsippany, New Jersey 07054

Attention: General Counsel

Telephone #973-394-6262

Facsimile #973-394-7222

with a copy to:	Aventis Pharmaceuticals Inc.
Route 202-206
Post Office Box 6800
Bridgewater, New Jersey 08807-0800
Attention: N.A. Real Estate
Telephone # 908-231-3821
Facsimile # 908-231-3221

And a copy to:	Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention; Robert L. Cooney, Jr., Esq.
Telephone # (215) 963-5000
Facsimile #(215)963-5299

or to such other address as Tenant may from time to time designate by written notice to Landlord. Notwithstanding the foregoing) invoices may be sent by first-class mail, postage prepaid, addressed to Tenant as follows:

Aventis Pharmaceuticals Inc.

Route 202-206

Post Office Box 6800

Bridgewater, New Jersey 08807-0800

Attention: N.A. Real Estate

Telephone #908-231-3821

Facsimile 1/908-231-3821

or to such other address as Tenant may from time to time designate by written notice to Landlord.

22.2. Notices to Landlord. Any notice or demand to be given by Tenant to Landlord shall be in writing and shall he deemed to have been duly given if sent by registered or certified mail, return receipt requested, postage prepaid, or sent by a nationally recognized overnight receipted delivery service, with receipt acknowledged, addressed to Landlord as follows:

Bridgewater Hines Development LLC
885 Third Avenue, Suite 2701)
New York, NY 10022
Attn: Jeff Spiritos
Telephone # (212) 230-2300
Facsimile # (212) 230-2276

with a copy to:	Bridgewater Hines Development LLC
c/o Hines Interests limited Partnership
2800 Post Oak Boulevard, 50th Floor
Houston, TX 77056-6118

Attn: C. Hastings Johnson
Telephone # (713) 621-8000
Facsimile # (713) 966-2636

and a copy to:	Sills Cummis Radin Tischman Epstein & Gross, P.A.
One Riverfront Plaza
Newark, New Jersey 07102
Attn:Ted Zangari, Esq.
Telephone # (973) 643-5781
Facsimile # (973) 643-6500

or to such other-address or addresses as Landlord may from time to time designate by written notice to Tenant, except that payment of Rent shall be to the address set forth in Section 5.13 above,

22.3. Effectiveness of Notices. Notice sent in compliance with the provisions of this Section shall be deemed given on the business day next following the day on which notice was sent if sent by overnight mail, or three (3) business days next following the day on which notice was sent if sent by registered or certified mail. The listing of telephone and facsimile numbers above shall not he construed to mean that notices shall be deemed to have been given if sent telephonically or by facsimile (however, Landlord and Tenant may, for informational purposes, elect to send a copy of any notice by such means).

ARTICLE 23. INTENTIONALLY OMITTED

ARTICLE 24. EVENTS OF DEFAULT

24.1 Matters Constituting a Default. The occurrence of any of the following shall constitute a “Default” under this Lease:

(a) if Tenant shall fail to pay any installment of Net Base Rent or Additional Rent when due, or fail to pay when due any other payment required by this Lease, and in each case such failure shall continue for a period often (10) days following written notice thereof to Tenant;

(b) If Tenant shall violate or fail to perform any other term, condition, covenant or agreement to be performed or observed by Tenant (under this Lease and such violation or failure shall continue for a period of thirty (30) days after written notice thereof to Tenant; provided however, that if such violation or failure is capable of being cured within a reasonable period, but cannot be cured within such thirty (30) day period, then provided Tenant commences to cure such violation or failure within said thirty (30) day period and thereafter diligently prosecutes same to completion, Tenant shall have such period of time longer than thirty (30) days as is reasonably necessary to cure such violation or failure;

(c) If Tenant or any guarantor or surely of this Lease shall generally not pay its debts as they become due, or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors;

(d) If Tenant or any guarantor or surely of this Lease shall commence any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action results in the entry of an order for relief against it which remains undismissed for a period of ninety (90) days;

(e) If any case, proceeding or other action against Tenant or any guarantor or surety of this Lease shall be commenced seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action results in the entry of an order for relief against it which remains undismissed for a period of ninety (90) days;

(f) Intentionally Omitted.

(g) The liquidation or dissolution of any corporate surety or guarantor of this Lease;

(h) Any event shall occur or any contingency shall arise whereby this Lease or the estate hereby granted or the unexpired balance of the Lease Term would, by operation of law or otherwise, devolve upon or pass to any person, firm, association or corporation other than Tenant, except as maybe expressly authorized in Article 18 above; and

(i) Any surety or guarantor of this Lease fails to comply with all the provisions of the suretyship or guaranty agreement and such failure continues beyond any applicable notice and cure periods contained therein.

ARTICLE 25. RIGHTS OF LANDLORD UPON DEFAULT BY TENANT

25.1. Landlord’s Remedies. If any Default occurs, Landlord may, notwithstanding the fact that Landlord may have other remedies hereunder or at law or in equity by notice to Tenant, designate a date, not less than five (5) business (days after the giving of such notice, on which this Lease shall terminate; and thereupon, the Term of this Lease and the estate hereby granted shall expire and terminate on such date with the same force and effect as if the date specified in such notice were the Termination Date and all rights of Tenant hereunder shall expire and terminate but Tenant shall remain liable as provided in this Lease, and Landlord shall have the right to remove all persons, goods, fixtures and chattels from the Demised Premises, by reasonable force or otherwise, without liability or damages to Tenant. If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done and performed shall cease without prejudice, subject, however, to the right of Landlord to recover from Tenant all Rent and other sums accrued up to the time of termination or recovery of possession by Landlord, whichever is later, and all Rent remaining to be paid under this Lease (in the manner hereinafter set forth).

Whether or not Landlord elects to terminate this Lease, Landlord may re-enter and take possession of the Demised Premises and the provisions of this Article 25 shall operate as a native to quit, any other notice to quit or of Landlord’s intention to re-enter the Demised Premises being hereunder expressly waived if necessary, Landlord may proceed to recover possession of the Demised Premises under and by virtue of the laws of the State of New Jersey or by such other proceedings, including re-entry and possession, as may be applicable. Following such taking of possession, Landlord may in its own name, but as agent for Tenant, assign, sublet or relet the Demised Premises for any period equal to or greater or less than the remainder of the Term hereof for any sum which Landlord may deem reasonable to any lessee Landlord may select, and for any use or purpose which Landlord may designate. If the full rental provided herein plus the costs, expenses and damages hereafter described shall not be realized by Landlord in any assignment, subletting or reletting, Tenant shall be liable for all damages sustained by Landlord, including, without limitation, (1) the deficiency in Net Base Rent and Additional Rent, and (ii) the cost of recovering the Demised Premises, reasonable attorneys’ fees and court costs, collection costs, brokerage fees, reasonable rental concessions and/or tenant improvement allowances, and the expense of placing the Demised Premises in first-class rentable condition (the items in this clause (ii) being collectively Referred to as the “Reletting Expenses”). Landlord shall in no way he responsible or liable for any failure to relet the Demised Premises or any part thereof, or any failure to collect any Rent due and/or accrued from such retelling, to the end and intent that Landlord may elect to hold Tenant liable for the Net Base Rent, Additional Rent, and any and all other items of cost and expense which Tenant shall have been obligated to pay throughout the remainder of the Lease Term. Any damages or loss of Rent sustained by Landlord may be immediately recovered by Landlord, at Landlord’s option, at the time of the reletting, or in monthly payments, or in separate actions, from time to time, as said damages shall have been made more easily ascertainable by successive relettings, or, at Landlord’s option may be deferred until the expiration of the Lease Term, in which event Tenant hereby agrees that the cause of action shall not be deemed to have accrued until the date of expiration of the Lease Term.

Alternatively, landlord may, at its sole option, recover from Tenant all damages it may sustain by reason of Tenant’s Default, including the Reletting Expenses, and, in addition, Landlord shall be entitled to recover from Tenant, as and for liquidated damages, and not as a penalty, an amount equal to the difference between the rents, charges and other sums reserved hereunder or the period which otherwise would have constituted the balance of the Term from the latest of the date of termination of this Lease, the date of reentry or the date through which monthly deficiencies shall have been paid in full (conclusively presuming the Recurring Additional Rent items to be 105% of the amount payable for the year immediately preceding such termination or reentry) and the fair market rental value of the Demised Premises (at the time of such election) for such period, discounted to present value using a discount factor of the “prime rate” then being published by Citibank, NA., all of which shall immediately be due and payable by Tenant to Landlord.

The provisions contained in this Section shall he in addition to, and shall not prevent the enforcement of, any claim Landlord may have against Tenant for anticipatory breach of this Lease.

25.2. Remedies Cumulative. All rights and remedies of Landlord set forth herein are in addition Lu all other rights and remedies available to Landlord at law or in equity. All rights and remedies available to Landlord hereunder or at law or in equity are expressly declared to be cumulative. The exercise by Landlord of any such tight or remedy shall not prevent the concurrent or subsequent exercise of any such right or remedy. No delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by Tenant hereunder or of any of Landlord’s rights or remedies in connection therewith. Landlord shall not be deemed to have waived any default by Tenant hereunder unless such waiver is set forth in a written instrument signed by Landlord. If Landlord waives in writing any default by Tenant, such waiver shall not he construed as a waiver of any covenant, condition or agreement set forth in this Lease except as to the specific circumstances described in such written waiver. The rights hereunder granted to Landlord shall also be the rights of Tenant in the same manner as hereinabove provided for Landlord.

25.3. No Waiver. If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver by Landlord of any future breach or of any other covenant, condition or agreement set forth herein, nor of any of Landlord’s rights hereunder. Neither the payment by Tenant of a lesser amount than the installments of Net Base Rent, Additional Rent or of any sums due hereunder nor any endorsement or statement on any check or letter accompanying a check for payment of Rent or other sums payable hereunder shall be deemed an accord and satisfaction, and Landlord may accept such cheek or payment without prejudice to Landlord’s light to recover the balance of such Rent or other sums or to pursue any other remedy available to Landlord. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease.

25.4. Payments to Landlord After Default. If a Default by Tenant under this Lease shall have occurred and be continuing (or sooner in the event of a breach or other default of this Lease deemed by Landlord to be a bona fide emergency), then Landlord may, but shall not be required to, make such payment or do such act. If Landlord elects to make such payment or do such act, all costs and expenses incurred by Landlord, plus interest thereon at the rate per annum, which is two percent (2%) higher than the “prime rate” then being published by Citibank, N.A. (the “Default Rate”), at the main branch bank in New York City, from the date paid by Landlord to the day of payment thereof by Tenant, shall be immediately paid by Tenant to Landlord; provided, however, that nothing contained herein shall be construed as permitting Landlord to charge or receive interest in excess of the maximum legal rate then allowed by law. The taking of such action by Landlord shall not be considered as a cure of such Default (or breach so deemed an emergency by Landlord, as applicable) by Tenant or prevent Landlord from pursuing any remedy it is otherwise entitled to in connection with such Default.

25.5. Tenant’s Waivers. Tenant expressly waives the benefit of any and all laws now made or which may hereafter be made, exempting or releasing goods on said Demised Premises or elsewhere any property in any way belonging to Tenant, from levy and sale upon distress for Rent or other charges herein reserved or payable as Rent, or upon an execution on any judgment obtained in an action brought for nonpayment of Rent, or in any and all suits, actions or proceedings, amicable or otherwise, for the collection of Rent or other charges herein reserved or payable as Rent due and in arrears, for any expense incurred in removing rubbish or refuse matter from said Demised Premises, and for any damage for the non-fulfillment of any of the covenants herein contained. Notwithstanding anything contained herein to the contrary, in no event shall Landlord be liable for, and Tenant hereby waives any claim for, consequential or speculative damages hereunder.

25.6 Mitigation of Damages. Any provision of this Article 25 to the contrary notwithstanding, Landlord shall use commercially reasonable efforts to relet the Demised Premises to mitigate Landlord’s damages following the occurrence of a Default by Tenant and Landlord’s recovering possession of the Demised Premises, provided, however, nothing herein shall be construed to require Landlord to relet the Demised Premises ahead of other similar office premises owned or managed by Landlord or an Affiliate of Landlord in the Somerset County, New Jersey area which are then available for leasing or are about to become available for leasing.

ARTICLE 26. ACCESS

26.1. Landlord’s Entry. Landlord and its authorized representatives, upon reasonable advance notice (except in an emergency, in which case no notice shall be required, but Landlord shall exercise its commercially reasonable efforts to notify Tenant), may enter the Demised Premises during Business Hours (except in the event of an emergency) (i) to inspect, make repairs, replacements and improvements to or installations in the Demised Premises or any Building system or facility which Landlord may deem necessary or reasonably desirable, (ii) to perform following Tenant’s failure to make repairs or perform under this Lease, (iii) for the purpose of complying with laws, regulations and other directions of governmental authorities, or (iv) to show the Demised Premises to prospective purchasers, investors, encumbrancers, tenants (during the eighteen (18) months immediately preceding the expiration of the Term then in effect), without the same constituting an eviction. In the event Landlord so enters the Demised Premises, it shall be escorted through the Demised Premises by Tenant (except in the case of an emergency) and comply with such reasonable privacy limitations as Tenant may impose with respect to access to any security-restricted portions of the Demised Premises ((except in the event of an emergency). If Tenant is not present to open and permit entry into the Demised Premises, Landlord or its authorized representatives may enter the same whenever such entry may be necessary or permissible by master key or forcibly and provided reasonable care is exercised to safeguard Tenant’s properly and such entry shall nut render Landlord or its agents liable therefor, nor in any event shall the obligations of Tenant hereunder be affected. In all of the foregoing instances, however, Landlord shall exercise commercially reasonable efforts to minimize interference with Tenant’s operations. Notwithstanding the foregoing or anything else to the contrary contained in this Lease, if Tenant’s operations are interrupted as a result thereof and such interruption shall continue for more than two (2) consecutive business days after notice from Tenant to Landlord of such interruption, and provided such interruption renders all or any portion of the Demised Premises untenantable, then as Tenant’s sole remedy with respect thereto, Net Base Rent shall be proportionately abated hereunder commencing on the third (3rd) business day after notice of such interruption, retroactive to the commencement of the interruption, to the extent, if any, that the amount of such abatement is actually reimbursed to Landlord under policies of rent interruption insurance maintained by Landlord as an Operating Expense for the Property.

ARTICLE 27. CUSTOM AND USAGE PRESUMPTION OF CONSTRUCTION

27.1. Enforcement of Lease Provisions. Landlord and Tenant shall have the right at all times to enforce the covenants and conditions of this Lease in strict accordance with the terms hereof despite any conduct or custom on the part of either Landlord or Tenant in refraining from so doing at any time or times, and despite any contrary law, usage or custom or any failure by either to enforce its rights at any time or times.

27.2. Presumption of Construction. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted.

ARTICLE 28. SCOPE AND INTERPRETATION OF AGREEMENT

28.1. Sole Agreement: Governing Law. This Lease is the only agreement between the parties hereto pertaining to the Demised Premises, and all negotiations and oral agreements are included herein. The laws of the state in which the Demised Premises is located shall govern the validity, interpretation, performance and enforcement of this Lease.

ARTICLE 29. CAPTIONS

29.1. Captions. Any headings preceding the text of the several Articles and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Lease nor shall they affect its meaning, construction or effect.

ARTICLE 30. SEVERABILITY

30.1. Enforcement of Remaining Provisions. If any provision of this Lease is held to be invalid, the remaining provisions shall not be affected thereby, but shall continue in full force and effect.

ARTICLE 31. PARTIES, SUCCESSORS AND ASSIGNS

31.1. Definition Tenant. The term “Tenant” shall refer to each and every person or party mentioned as a Tenant herein, be the same one or more. If there shall be more than one Tenant, they shall be bound jointly and severally by all of the terms, covenants and agreements of this Lease and any notice required or permitted by the terms of this Lease may be given by or to any one thereof and shall have the same force and effect as if given by or to all.

31.2. Definition of Landlord. The term “Landlord” as used in this Lease shall refer only to the owner for the time being of Landlord’s estate in the Demised Premises or the Building of which it is a part. Landlord shall be and is hereby relieved of all covenants and obligations of Landlord hereunder after the date of transfer of Landlord’s estate in the Demised Premises or the Building of which it is a part, and it shall be construed without further agreement between the parties that the transferee has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder during such time as said transferee shall own or hold Landlord’s estate or interest in the Demised Premises or the Building of which it is a part. Tenant agrees to attorn to any such purchaser or transferee upon all terms and conditions of this Lease. The provisions of this Article 31 shall apply to each successive transfer of Landlord’s interest or estate. Notwithstanding anything contained herein, Landlord agrees that it shall not ground lease, sell, transfer or otherwise convey fee ownership of the Demised Premises, the Property or the Complex to any person or entity, other than an Affiliate of Landlord, prior to the Commencement Date.

31.3. Extent of Landlord’s Liability. The liability of Landlord under this Lease shall be and is hereby limited to Landlord’s interest in the Demised Premises and the Building of which it is a part, and the proceeds therefrom (except to the extent any lender has prior rights thereto), and no other asset of Landlord shall be affected by reason of any liability which Landlord may have to Tenant or to any other person by reason of this Lease, the execution thereof, or the acquisition of Landlord’s interest. In no event shall any member, shareholder, partner, officer or employees of Landlord be held to have any personal liability for satisfaction of any claims or judgments that Tenant may have against Landlord.

31.4. Successors and Assigns. Subject to the provisions of Article 18 and Section 31.2 hereof, all rights, obligations and liabilities hereupon given to or imposed upon the respective parties hereto shall extend to and bind the several and respective heirs, executors, administrators, successors, sub-tenants and assigns of said parties.

31.5 No Personal Liability. In no event shall any member, shareholder, partner, officer or employees of Tenant be held to have any personal liability for satisfaction of any claims or judgments that Landlord may have against Tenant.

ARTICLE 32. PARKING PRIVILEGES

32.1. Parking Allocation. Tenant, is hereby entitled to utilize, at no additional charge, on an exclusive basis (for so long as Tenant is in possession of the entire Building; otherwise, on a non-exclusive basis)) one thousand thirty-two (1.032) parking spaces, which parking spaces shall be unassigned; any additional parking spaces required or used by Tenant shall only be available after obtaining Landlord’s prior approval. Landlord shall have, in its reasonable discretion, the right to assign parking spaces. Subject to Article 19 hereof, Tenant covenants and agrees to comply with all reasonable rules and regulations which Landlord may from time to time make to assure proper use of parking spaces by permitted users, including but not limited to the prohibition of overnight parking. Landlord’s remedies under such tides and regulations may include, but shall not be limited to, the right to tow away at owner’s expense any vehicles not parked in compliance with these rules and regulations. Landlord shall not be responsible to

Tenant for the non-compliance or breach by any other tenant of said rules and regulations. Parking may be provided by a parking contractor selected by Landlord. Tenant shall use good faith, commercially reasonable efforts to require its employees to park in the parking area of the Property dedicated to the Building (and not in the parking area of the Property dedicated to 400 Crossing Boulevard, as shown on Exhibit A-2 annexed hereto).

32.2. Designation of Visitor Parking. Provided that Tenant is in possession of the entire Building, and subject to applicable Legal Requirements, Tenant shall have the right to designate which parking spaces are to be used for visitor parking and, upon Tenant’s request, Landlord shall install signage identifying such spaces as being for the use of visitors (the cost of which signage shall be included in Operating Expenses). Nothing contained herein shall he deemed to obligate Landlord to police or otherwise enforce the use of such spaces by visitors, it being agreed that any such enforcement shall be the sole obligation of Tenant.

ARTICLE 33. SURRENDER OF DEMISED PREMISES

33.1. Tenant’s Obligations upon Surrender. On the Termination Date, or earlier permitted termination of the Lease Term, Tenant shall quit and surrender the Demised Premises in good and orderly condition and repair (reasonable wear and tear, and damage by fire or other casualty excepted) and shall deliver and surrender the Demised Premises to Landlord peaceably, together with all alterations, additions and improvements in, to or on the Demised Premises made by Tenant as permitted under the Lease, except to the extent any of the foregoing are required to be removed pursuant to Sections 6.2 and 7.1 and/or are installed by Tenant in violation of this Lease. Tenant’s obligations shall survive the surrender and the delivery of the Demised Premises as provided hereunder. Prior to the expiration of the Lease Term, Tenant shall also remove all of its movable property, equipment and trade fixtures from the Demised Premises without damage, leaving the Demised Premises in broom-clean condition. All such personal property not removed by Tenant shall he deemed abandoned by Tenant and Landlord reserves the right to charge the cost of such removal to Tenant, which obligation shall survive the Lease termination and surrender hereinabove provided.

3.2 Holdover. Landlord and Tenant have agreed that in the event of any unauthorized holdover (i) Landlord’s damages shall include but shall not be limited to a monthly use and occupancy charge to be computed at the rate of 200% of the monthly installment of Net Base Rent due and payable in the last full month of the Term then in effect, and (ii)Tenant’s use and occupancy of the Demised Premises shall be on the terms and conditions of this Lease, including without limitation the obligation to pay the Recurring Additional Rent Items that become due and payable during such holdover period at the rate of 200% of such amount. The payment of the use and occupancy charge, in the event of such Tenant holdover, shall not be deemed or construed to create a further relationship of Landlord and Tenant hereunder. In addition, such charge shall not derogate from or diminish the additional damages resulting from Tenant’s holdover, if any, as provided in the last sentence of this Section 33.2. Notwithstanding the foregoing, provided that no Default by Tenant under this Lease shall have occurred and be continuing as of the date Tenant notifies Landlord of its election to do so, Tenant may extend the Term hereof as it relates to the Demised Premises for up to six (6) months (and such extension shall not constitute a holdover), provided that (i) Tenant shall notify Landlord of its election to so extend the Term by giving Landlord notice thereof not less than eighteen (18) months prior to the expiration of the Term then in effect, TIME BEING STRICTLY OF THE ESSENCE, (ii) the notice to Landlord specifies the period of time (in whole months), not to exceed six (6) months, by which the Term shall be so extended, (iii) the Net Base Rent for such extension period shall be computed at the rate of 150% of the monthly installment of Net Base Rent due and payable in the last full month of the Term then in effect) and (iv) Tenant’s use and occupancy of the Demised Premises shall be on the terms and conditions of this Lease, including without limitation the obligation to pay the Recurring Additional Rent Items that become due and payable during such extension period. In the event Tenant so timely extends the Term, then the Termination Date shall be so extended, and upon the Termination Date, as so extended, the other provisions of this Article 33 shall immediately and automatically apply. If the Tenant shall so holdover, Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in surrendering the Demised Premises, including, without limitation any claims made by any succeeding tenant founded on the delay.

ARTICLE 34. BROKERS

34.1. Tenant’s Representation. Tenant represents that it has not dealt with any other real estate brokerage firm other than the Brokers with regard to the leasing of the Demised Premises pursuant to the terms of this Lease. Tenant agrees to indemnify and hold Landlord harmless from any and all claims of brokers other than Brokers and expenses in connection therewith arising out of or in connection with the negotiation of or the entering into this Lease by Landlord and Tenant due to any action of Tenant.

34.2. Landlord’s Representation. Landlord represents that it has not dealt with any other real estate brokerage firm other than the Brokers with regard to the leasing of the Demised Premises pursuant to the terms of this Lease. Landlord agrees to indemnify and hold Tenant harmless from any and all claims of brokers (including Landlord’s Broker, but excluding Tenant’s Broker) and expenses in connection therewith arising out of or in connection with the negotiation of or the entering into this Lease by Landlord and Tenant due to any action of Landlord.

34.3. Commissions. Landlord shall pay the Brokers their commission pursuant to a separate agreement between Landlord and each Broker.

ARTICLE 35. SIGNAGE AND FIXTURES

35.1. Signs. (a) No sign, advertisement or notice referring to Tenant (other than signs located in the interior of the Demised Premises and not visible from the exterior of the Demised Premises) shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or the interior of the Building without the prior approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. All of Tenant’s signs that are approved by Landlord shall be installed at Tenant’s cost and expense, in accordance with Article 7. If any sign, advertisement or notice that has not been approved by Landlord is exhibited or installed by Tenant, Landlord shall have the right to remove the same at Tenant’s expense. Tenant may list the name of its firm, together with the names of all officers of Tenant located at the Demised

Premises, on the office directory (if any) in the lobby, at no additional charge to Tenant (except that the costs of operating, maintaining, repairing and replacing such directory may be included in Operating Expenses);

(b) Provided that Tenant obtains any governmental approvals for a monument sign that is in addition to (and not to the exclusion of) a monument sign that may be erected by the Landlord for the Property, Tenant, at its expense and subject to obtaining any required governmental permits and approvals, may install (for Tenant’s exclusive use or, at Tenant’s option, for the exclusive use of any subtenantor Tenant), maintain, repair and replace a monument sign (the “Tenant’s Monument Sign) on the Land in the location at the entrance to the Property to be mutually acceptable to Landlord and Tenant. The design and specifications for the monument to be used for Tenant’s Monument Sign shall be subject to the prior written approval of Landlord, Which approval shall not be unreasonably withheld, conditioned or delayed. The specifications for the letters and symbols used on Tenant’s Monument Sign shall also be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In the event that Tenant does not obtain approval for a separate monument sign, Landlord shall make space available on its monument sign, if any, for Tenant’s use.

(c) So long as Aventis Pharmaceuticals Inc., or any Related Entity, or any Successor Entity thereto, taken together, are in possession of, in the aggregate, at least 400,000 rentable square feet in the Complex, Tenant, at its expense and subject to its obtaining any required governmental permits and approvals, shall have the right to install, maintain, repair and replace a sign on the exterior of the Building (the “Tenant’s Building Exterior Sign”) in a location that is approved by 1andlord, which approval is not to be unreasonably withheld, conditioned or delayed, and by all governmental authorities having jurisdiction over the installation of Tenant’s Building Exterior Sign. The design and specifications for Tenant’s Building Exterior Sign (including the specifications for the letters and symbols proposed to be utilized thereon) shall be subject to the prior written approval of Landlord, which approval shall not unreasonably be withheld, conditioned or delayed. Landlord agrees that during the Term Tenant’s Building Exterior Sign shall he the only sign identifying a tenant on the exterior walls of the Building.

35.2. Tenant’s Equipment and Fixtures. Landlord shall have the right to prescribe the weight and position of safes, and other heavy equipment and fixtures, which, if allowed by Landlord, shall be installed in such manner in order to distribute their weight adequately. Tenant, in any event, shall not install any furniture, fixtures or equipment which shall exceed floor loads of the Building specified in the Work Letter. Any and all damage to the Demised Premises or the Building caused by moving the same in or upon the Demised Premises, shall be repaired by and at the sole cost of Tenant. No furniture, equipment or other bulky matter of any description will be received into the Building or carried in the elevators, except as approved by Landlord, and all such furniture, equipment and other bulky matter shall be delivered only through the designated delivery entrance of the Building and the designated freight elevator. Landlord may, but shaft not be obligated to, supervise all moving of furniture, equipment and other materials, but Landlord shall not, however, be responsible for any damage to or charges for moving the same. Tenant agrees to remove promptly from the sidewalks adjacent to the Building any of Tenant’s furniture, equipment or other material there delivered or deposited.

Tenant agrees that delivery of furniture, fixtures and equipment shall be subject to Landlord’s prior designation of the time of delivery during normal Business Hours and of the access areas for the entry of such furniture, fixtures and equipment, as Landlord shall direct, except Tenant shall have the right lo move in on weekends, and subject to prior approval of Landlord, during normal working hours.

ARTICLE 36. FORCE MAJEURE

36.1. Effect of Excusable Delay. Whenever a period of time is herein prescribed for the taking of any action by a party, such party shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to Excusable Delay, except as otherwise expressly provided in this Lease or except where “Severe Excusable Delay” applies.

ARTICLE 37. COMPLIANCE WITH ENVIRONMENTAL LAWS

37.1. Tenant’s Compliance. Tenant agrees to comply with all applicable environmental laws, of rules and regulations, including but not limited to the New Jersey Spill Act, N.J.S.A. 58:10-23.11 et seq., and the Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.), as same may be amended (“ISRA”). Tenant shall not conduct any operations that shall cause the Building or the Demised Premises to be deemed an “industrial establishment” as defined in ISRA.

37.2. Obligations under ISRA. Tenant hereby agrees to execute such documents Landlord reasonably deems necessary and to make such applications as Landlord reasonably requires to assure compliance with ISRA. Without waiving the requirement that Tenant shall engage in no ISRA applicable operations at the Demised Premises, Tenant shall bear all costs and expenses incurred by Landlord associated with any ISRA compliance resulting front Tenant’s use of the Demised Premises including but not limited to state agency fees (including oversight costs), consulting and engineering fees, clean-up and monitoring costs, filing fees and suretyship expenses. As used in this Lease, ISRA compliance shall include such applications for determinations of nonapplicability of ISRA by the appropriate governmental authority as Landlord may reasonably request. The foregoing undertaking shall survive the termination or sooner expiration of the Lease and surrender of the Demised Premises and shall also survive sale, lease or assignment of the Demised Premises by Landlord. Tenant shall immediately provide Landlord with copies of all correspondence, reports, notices, orders, findings, declarations and other materials pertinent to Tenant’s compliance and the New Jersey Department of Environmental Protection’s requirements under ISRA as they are issued or received by Tenant.

37.3. No Hazardous Substances. Landlord nor Tenant shall generate, store manufacture, refine) transport, treat, dispose of, or otherwise cause or permit to be released or present in, on, under or about the Building (including the Demised Premises) or the Complex, any Hazardous Substances, Tenant acknowledges that it has received and has read a copy of that certain No Further Action letter issued by the New Jersey Department of Environmental Protection dated June 15, 2000 with respect to ground water under the Land.

37.4. Indemnity for Environmental Matters. (a) Tenant agrees to indemnify and hold harmless Landlord from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including the reasonable fees and expenses of counsel) which may be incurred by Landlord, or threatened against Landlord, relating to or arising out of any breach by Tenant of this Article 37, which indemnification shall survive the expiration or sooner termination of this Lease.

(b) Landlord agrees to indemnify and hold harmless Tenant from and against any and all liabilities, damages, claims, losses, judgments, causes of action, costs and expenses (including the reasonable fees and expenses of counsel) which may be incurred by Tenant, or threatened against Tenant, relating to or arising out of any breach by Landlord of this Article 37, which indemnification shall survive the expiration or sooner termination of this Lease.

37.5 Existing Environmental Conditions. Notwithstanding anything else to the contrary contained in this Lease, Landlord acknowledges and agrees that Tenant shall have no obligation to remedy any environmental condition affecting the Complex as of the Commencement Date.

ARTICLE 38. ESTOPPEL CERTIFICATES

38.1. Delivery of Estoppel Certificates to Tenant. Tenant shall, from time to time, within ten (10) days of Landlord’s written request, execute, acknowledge and deliver to Landlord a written statement certifying: (i) that the Lease is unmodified and in full force and effect, or that the Lease is in full force and effect as modified and listing the instruments of modification; (ii) the dates to which the Net Base Rent and Additional Rent and charges have been paid; (iii) whether or not) to the knowledge of Tenant, Landlord is in default in performance of any of its obligations under this Lease, and if so, specifying each such default of which Tenant may have knowledge; (iv) whether Tenant has received notice that it is in default in performance of any of its obligations under this Lease, and if so, specifying each such default; and (v) as to any other matters reasonably requested by Landlord as to which Tenant may readily obtain or confirm the information; it being intended that any such certificate delivered pursuant to this Section 38.1 may be relied upon by a prospective purchaser of Landlord’s interest or a ground lessor or mortgagee of Landlord’s interest or assignee of any mortgage under Landlord’s interest in the Demised Premises.

38.2. Delivery of Estoppel Certificates by Landlord. Landlord shall, from time to time, within ten (10) days of Tenant’s written request; execute, acknowledge and deliver to Tenant a written statement certifying; (i) that the Lease is unmodified and in full force and effect or that the Lease is in full force and effect as modified and listing the instruments of modification; (ii) the dates to which the Net Base Rent and Additional Rent and charges have been paid; (iii) whether or not, to the knowledge of Landlord, Tenant is in default in performance of any of its obligations under this Lease, and if so, specifying each such default of which I and lord may have knowledge; (iv) whether Landlord has received notice that it is in default in performance of any of its obligations under this Lease, and if so, specifying each such default; and (v) as to any other matters reasonably requested by Tenant as to which Landlord may readily obtain or confirm the information; it being intended that any such certificate delivered pursuant to this

Section 38.3 may be relied upon by a prospective assignee of Tenant’s interest in this Lease or a prospective subtenant of Tenant’s interest in the Demised Premises.

ARTICLE 39. WAIVER OF JURY TRIAL

39.1. Waiver by Landlord and Tenant. Landlord and Tenant each hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other in connection with any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant’s use or occupancy of the Demised Premises, and/or any claim of injury or damage.

ARTICLE 40. TENANT’S ACCESS RIGHTS

40.1 Roof Rights. Provided Landlord shall have the continued ability to lawfully allow tenants or itself the right to install roof top dish antennas or other communication devices, Tenant shall have the right, subject to the provisions of Section 7.1 and applicable Legal Requirements, to install communications equipment on Tenant’s Proportionate Share of the roof, provided said equipment: (i) does not display any name, logo or identity; (ii) is installed in compliance with any and all necessary governmental approvals; (iii) is installed at Tenant’s sole cost and expense. and (iv) is installed by Landlord’s designated contractor(s) so long as the cost charged by such contractor(s) is commercially competitive in the Somerset County, New Jersey area, Tenant shall be responsible for any damage caused to the roof as a result thereof, and hereby agrees to indemnify and holds Landlord harmless from all costs, expenses, and claims resulting therefrom. In addition to, and not in lieu of, the criteria set forth in Section 7.1, Landlord shall have the right to impose certain conditions on the installation of such equipment, including but not limited to requiring Tenant to screen the equipment in such manner as to preserve the aesthetic nature of the Building. Upon die expiration or sooner termination of this Lease Tenant shall, at Landlord’s option, remove said equipment and repair all injury done by or in connection With the installation or removal thereof. Landlord agrees that in the event Landlord installs any such communications equipment.. Landlord shall comply with the same criteria as Tenant in connection with maintaining the aesthetic nature of the Building.

40.2 Conduit Rights. Subject to the provisions of Section 7.1 and applicable Legal Requirements, Tenant shall have the right, without the obligation to pay any Additional Rent therefor, to install a supplemental HVAC system and/or utilize Tenant’s Proportionate Share of the vertical penetrations, risers and chase areas in the Building, and/or to install additional conduits for the purpose of running Tenant’s wiring or cabling to areas within the Demised Premises, to the roof of the Building, and/or to the exterior of the Building, and/or between the Building and the Adjacent Building, provided that in all such instances, same is installed by Landlord’s designated contractor(s) so long as the cost charged by such contractor(s) is commercially competitive in the Somerset County, New Jersey area.

40.3 Loading Dock Rights. Tenant shall have the non-exclusive right to utilize the Building’s loading dock during the Term of this Lease on a “first come, first served” basis, provided that Tenant coordinates such usage with Landlord. In addition, Tenant shall have the non-exclusive right lo utilize the loading dock during Tenant’s early access period, on a “first come, first served” basis, provided that such usage does not interfere with or otherwise hinder Landlord’s use thereof.

ARTICLE 41. SUBMISSION TO TENANT; LEASE COUNTERPARTS

41.1. Non-Binding Nature. The submission of an unsigned copy of this document to Tenant for Tenant’s consideration does not constitute an offer to tease the Demised Premises or an option to or for the Demised Premises. This document shall become effective and binding only upon the execution and delivery of this Lease by both Landlord and Tenant.

41.2. Tenant’s Option to Renew. This Lease may be executed in counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement.

ARTICLE 42. RENEWAL OPTION

42.1. Tenant’s Option to Review. Provided that no Default by Tenant under this Lease shall have occurred and be continuing as of the date Tenant notifies Landlord of its election to extend the Term or as of the commencement date of the extended term, Tenant may extend the original Term as it relates to the Demised Premises for two (2) periods of five (5) years each, subject to the following terms and conditions:

(a) Tenant shall notify Landlord of its election to extend the Term by giving Landlord notice thereof not more than twenty-four (24) months and not less than eighteen (18) months prior to the expiration of the Term then in effect, if the Demised Premises shall then consist of fifty percent (50%) or more of the rentable square footage contained hi the Building, or not more than eighteen (18) months and not less than twelve (12) months prior to the expiration of the Term then in effect, if the Demised Premises shall then consist of less than fifty percent (50%) of the rentable square footage contained in the Building, TIME BEING STRICTLY OF THE ESSENCE. All of the provisions of this Lease (other than the amount of Net Base Rent payable hereunder and the provisions of the Work Letter) shall apply during the extension period.

(c) The annual Net Base Rent during the first extension period shall be the greater of (a) the annual Net Base Rent in effect during the twelve (12) month period preceding the commencement of such extension term and (b) the “fair market rent” (as defined below) for the Demised Premises as at the time of the commencement of the extended term, but not to exceed $33.75 per rentable square foot of the Demised Premises per annum.

(d) The annual Net Base Rent during the second extension period shall be ninety-five percent (95%) of the “fair market rent” for the Demised Premises as at the time of the commencement of the second extended term.

(e) The term “fair market rent” shall be the rent generally payable in Somerset County, New Jersey for equivalent space in an office building of approximately the saint quality, size and condition as the Building, giving due consideration to the fact that the Building is of first class design, the condition of the Demised Premises as improved, the location of the

Demised Premises in the Building, the length of the Term of the Lease, and all other factors that would be relevant to a third-party tenant desiring to lease the Demised Premises for the extended term, including without limitation whether Landlord is making an improvement allowance available for the extended term.

(f) Not later than twelve (12) months (or if the Demised Premises shall consist of less than fifty percent (50%) of the rentable square footage contained in the Building, not later than nine (9) months) prior to the expiration of the Term then in effect, Landlord shall notify Tenant of Landlord’s determination of the annual Net Base Rent during such extension period. If Tenant desires to dispute Landlord’s determination, Tenant shall, within thirty (30) days after receipt thereof submit to Landlord a written appraisal of the fair market rent for the Demised Premises by an appraiser who is a member of the American Institute of Real Estate Appraisers, having at least seven (7) years experience in appraising commercial real estate in Somerset County, New Jersey (a “Qualified Appraiser”). If Landlord disagrees with the fair market rent determined by Tenant’s Qualified Appraiser, it shall, within thirty (30) days of receipt of such appraisal, submit to Tenant a written appraisal of the fair market rent for the Demised Premises by a Qualified Appraiser selected by Landlord. If Landlord’s and Tenant’s Qualified Appraisers do not agree upon the fair market rent but are apart by less than live (5%) percent, then the fair market rents determined by both shall be averaged; otherwise, Landlord and the Tenant’s Qualified Appraiser shall mutually agree upon an independent Qualified Appraiser to determine such fair market rent. If the parties are unable to agree upon such independent appraiser, either party may request the American Arbitration Association in Somerset, New Jersey, to appoint such independent appraiser. The independent appraiser shall select either Landlord’s Qualified Appraiser’s determination of fair market rent or the fair market rent determined by Tenant’s Qualified Appraiser, which determination shall be binding upon both Landlord and Tenant. The parties shall be responsible for the cost of their own Qualified Appraiser and shall share equally in the cost of any independent third Qualified Appraiser. Pending resolution of the issue of fair market rent, Tenant shall pay to Landlord as of commencement of the extension term, the Net Base Rent as determined by Landlord. In the event that it is established that the Net Base Rent is less than the Net Base Rent paid by Tenant prior to a final determination under the preceding sentence, Landlord shall reimburse Tenant any overpayment of Net Base Rent within thirty (30) days of such final determination. In the event that it is established that the Net Base Rent is more than the Net Base Rent paid by Tenant prior to a final determination under the preceding sentence, Tenant shall pay to Landlord any deficiency amount of Net Base Rent within thirty (30) days of such final determination.

(g) Upon final determination of the Net Base Rent to be paid during either extension period as hereinabove provided, Landlord and Tenant shall enter into a lease amendment to reflect the same.

ARTICLE 43. SALE OF BUILDING

43.1. Sale of Building. If Landlord decides to sell the Property or the Complex during the Term, then Landlord will provide to Tenant notice of Landlord’s potential interest in selling the Property or the Complex (as the case may be) at least thirty (30) days prior to Landlord commencing to publicly market same for sale (“Freeze Period”). At the time of such notice to

Tenant, Landlord will provide Tenant with any marketing materials (which may be in draft form) that Landlord then intends to make generally available to potential purchasers of the Property or the Complex (as the case may be) following the expiration of the Freeze Period. Nothing contained herein shall be deemed to grant Tenant an option to purchase the Property or the Complex, or a right of first refusal, it being the intention of the panics that the provision of this Article 43 is for the sole purpose of providing Tenant with notice of Landlord’s intention to market the Property or the Complex (as the case may be) for sale and an opportunity, to be exercised within the Freeze Period, TIME BEING STRICTLY OF THE ESSENCE, to submit to Landlord for Landlord’s consideration, in Landlord’s sole discretion, a proposal to purchase same. The foregoing notice requirement shall not apply to any transfer of less than all of the Property, or to any transfer of the Property or the Complex by Landlord to any Affiliate of Landlord, or to any unsolicited offer Landlord may receive. This notice requirement is for the personal benefit of Aventis Pharmaceuticals Inc., any Related Entity or any Successor Entity thereto, and may not be exercised or assigned, voluntarily or involuntarily, by or to any other person or entity other than Aventis Pharmaceuticals Inc., any Related Entity or any Successor Entity thereto.

ARTICLE 44. LEASE GUARANTY

44.1. Lease Guaranty. The obligations of Tenant pursuant to this Lease shall be guaranteed by Aventis Pharma AG, a German corporation (“Guarantor”), pursuant to the terms of the Lease Guaranty attached hereto as Exhibit “F’. Tenant shall deliver to Landlord the executed Guaranty, together with an opinion of Tenant’s counsel as may be required by Landlord confirming the enforceability of the Guaranty, simultaneously with Tenant’s execution and delivery of this Lease.

ARTICLE 45. ARBITRATION

45.1. In any case in which this Lease expressly provides that a matter is to be determined by arbitration and does not otherwise provide a mechanism for arbitration, such arbitration shall be conducted in the City of Newark, New Jersey, in accordance with the Commercial Arbitration Rules (Expedited Procedures) of the AAA, except that the provisions oft his Article 45 shall supersede any conflicting or inconsistent provisions of said rules. The party requesting arbitration shall do so by giving notice to that effect to the other party, specifying in said notice the nature of the dispute, and that said dispute shall be determined in Newark, by a panel of up to 3 arbitrators in accordance with this Article 45. Landlord and Tenant shall each appoint their own arbitrator within 20 days after the giving of notice by either party. If either Landlord or Tenant shall fail timely to appoint an arbitrator, the appointed arbitrator shall select the second arbitrator, who shall be impartial, within 20 days after such party’s failure to appoint. The arbitrators so appointed shall meet and shall, if possible, determine such matter within 10 days after the second arbitrator is appointed and their determination shall be binding on the parties. If for any reason such two arbitrators fail to agree on such matter within such period of 10 days, then either Landlord or Tenant may request the AAA to appoint an arbitrator who shall be impartial within 30 days of such request and both parties shall be bound by any appointment so made within such 30 day period. The third arbitrator (and the second arbitrator if selected by the other arbitrator as provided above) shall subscribe and swear to an oath fairly and impartially to determine such dispute. Within 7 days after the third arbitrator has been appointed, each of the first two arbitrators shall submit their respective determinations to the third arbitrator who must select one or the other of such determinations (whichever the third arbitrator believes to he correct or closest to a correct determination) within 7 days after the first two arbitrators shall have submitted their respective determinations to the third arbitrator, and the selection so made shall in all cases be binding upon the parties, and judgment upon such decision may be entered into any court having jurisdiction. In the event of the failure, refusal or inability of an arbitrator to act, a successor shall be appointed within 10 days as hereinbefore provided. The third arbitrator shall be experienced in the issue with which the arbitration is concerned and shall have been actively engaged in such field for a period of at least 10 years before the date of his or her appointment hereunder. If the second arbitrator is appointed by the first arbitrator as provided above such second arbitrator shall also be experienced in the issue with which the arbitration is concerned and have been actively engaged in such field for a period of at least 10 years before the date of his or her appointment hereunder. The third arbitrator shall apply the laws of the State of New Jersey without giving effect to any principles of conflicts of laws. The third arbitrator shall schedule a hearing where the parties and their advocates shall have the right to present evidence, call witnesses and experts and cross-examine the other party’s witnesses and experts. The losing party shall pay the fees and expenses of all arbitrators acting under this Article 45.

IN WITNESS WHEREOF, the parties have caused these presents to be duly executed as a sealed instrument as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

BRIDGEWATER HINES DEVELOPMENT LLC

/s/ (Illegible)	By: /s/ Tom Owens
Name: Tom Owens
Title: S.V.P.

WITNESS/ATTEST:	TENANT:

AVENTIS PHARMACEUTICALS INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties have caused these presents to be duly executed as a sealed instrument as of the day and year first above written.

WITNESS/ATTEST:	LANDLORD:

BRIDGEWATER HINES DEVELOPMENT LLC

By:
Name:
Title:

WITNESS/ATTEST:	TENANT:

AVENTIS PHARMACEUTICALS INC.

/s/ Owen K. Ball, Jr.	By: /s/ Gerald P. Belle
Name: Gerald P. Belle
Title: President

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